EXHIBIT 10.25

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                                  CONFIDENTIAL
                         INTERACTIVE SERVICES AGREEMENT

         This Interactive Services Agreement (this "Agreement"), effective as of November 23, 2000 (the "Effective Date"), is made and entered into by and between America Online, Inc. ("AOL"), a Delaware corporation, with its principal offices at 22000 AOL Way, Dulles, Virginia 20166, and eDiets.com, Inc. ("Interactive Content Provider" or "ICP"), a Delaware corporation, with its principal offices at 3467 Hillsboro Blvd. Deerfield Beach, FL 33442 (each a "Party" and collectively the "Parties").

                                  INTRODUCTION

         AOL and ICP each desires that AOL provide access to the Customized Site and Customized Programming through the AOL Network, subject to the terms and conditions set forth in this Agreement. To the extent this Agreement requires performance by a subsidiary of AOL, AOL, in its capacity as stockholder of such subsidiary, shall cause such subsidiary to perform in accordance with this Agreement. Capitalized terms used but not otherwise defined in this Agreement shall be as defined on Exhibit B attached hereto.

                                      TERMS

1.       DISTRIBUTION; PROGRAMMING

         1.1 Promotion and Distribution. Beginning on a mutually agreed upon date(s) after the Effective Date, AOL shall provide ICP with the placements set forth on Exhibit A-1. The placements described on Exhibit A-1 and any other placements or promotions provided by AOL to ICP shall be referred to as the "Placements." The Placements shall link to the Customized Site and/or Customized Programming.

         1.2 Programming and Content. The Customized Site and Customized Programming shall consist of the Content described on the programming plan attached as Exhibit A-2 (the "Programming Plan"). The inclusion of any additional Content (other than advertisements, links or promotions permitted under Section 5) within the Customized Site and/or Customized Programming (including, without limitation, any features, functionality or technology) not expressly described on Exhibit A shall be subject to AOL's prior written approval. ICP shall ensure that the Licenced Content within the Customized Site and Customized Programming is equal to or better than the Content distributed by ICP through any other ICP Interactive Site in all material respects, including without limitation, quality, breadth, depth, timeliness, functionality, features, prices of products and services and terms and conditions; provided that any changes to the Customized Site, Customized Programming or the Licenced Content necessary to comply with this sentence shall be subject to AOL's review and approval. Notwithstanding the foregoing, ICP shall not be required to comply with the immediately preceding sentence to the extent such compliance would require ICP to violate another provision of this Agreement.

         1.3 Licence. ICP hereby grants AOL a nonexclusive worldwide licence to use, market, licence, store, distribute, reproduce, display, adapt, communicate, perform, translate, transmit, and promote the Customized Site, the Customized Programming and the Licenced Content (or any portion thereof) through the AOL Network as AOL may determine in its sole discretion, including without limitation the right to integrate Content from the Customized Site and/or Customized Programming by linking to specific areas thereon, provided that the link to any such Content on the AOL Network shall conform to the specifications of an ICP Presence. The licence granted hereunder shall be non-transferable to any third party except (a) in connection with an assignment of this Agreement by AOL as provided in the "Assignment" section of Exhibit C, and (b) AOL may sublicence all of its rights under such licence to (i) AOL Members as a part of a AOL membership, and (ii) an Affiliate.

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         1.4      Management.

                  1.4.1 ICP Management Obligations. ICP shall design, create, edit, manage, review, update (on a daily basis or as otherwise specified herein), and maintain the Customized Site, Customized Programming and the Licenced Content in a timely and professional manner and in accordance with the terms of this Agreement and shall keep the Licenced Content current, accurate and well-organized at all times. Except as specifically provided for herein, AOL shall have no obligations of any kind with respect to the Customized Site or Customized Programming. ICP shall be responsible for any hosting or communication costs associated with the Customized Site and Customized Programming.

                  1.4.2 Compliance. In the event ICP fails to comply with any material term of this Agreement, including without limitation ICP's obligations under this Section 1.4, its promotional obligations under Section 2, the customization and integrity requirements of Section 5, or its obligations to provide the Content set forth on the Programming Plan, AOL will have the right (in addition to any other remedies available to AOL hereunder) to decrease the carriage and promotion it provides to ICP hereunder and/or to decrease or cease any other contractual obligation of AOL hereunder until such time as ICP corrects its non-compliance, in which event AOL will be relieved of the proportionate amount of any carriage, promotional and/or Impressions commitments made to ICP by AOL hereunder corresponding to such decrease in carriage and promotion. AOL will make commercially reasonable efforts to give ICP prior notice before ceasing or decreasing ICP's carriage and/or promotion. ICP hereby acknowledges, however, that AOL may need to cease or decrease ICP's carriage and/or promotion without giving prior notice.

         1.5 Carriage Fee. ICP shall pay AOL $10,921,000 as set forth on Exhibit D.

         1.6 Impressions Target. AOL shall provide ICP with at least [___________] Impressions from the Placements set forth in Exhibit A-1, the AOL Network Screens, and the placement of ICP Presences in the fitness, diet and/or nutrition areas of the AOL Network (the "Impressions Target"), provided that only ICP Presences that contain a link to the Customized Site or Customized Programming will count against the Impressions Target. Of the [___________] Impressions referenced above, AOL shall provide ICP with at least 120,946,884 Impressions from the advertising placements as set forth in Exhibit A-1.2 (the "Media Impressions Target"). AOL shall make commercially reasonable efforts to deliver the Impressions evenly throughout the initial term of the Agreement, taking into account seasonal fluctuations. In the event that AOL fails to deliver a total of [___________] Impressions during the first fourteen (14) months of the initial term of this Agreement, then AOL shall use commercially reasonable efforts to deliver the "undelivered Impressions" within the next six (6) months of the term by providing ICP with additional Placements on AOL Network Screens and/or in the fitness, diet and/or nutrition areas of the AOL Network. In the event that AOL fails to deliver the total [___________] Impressions by the end of the initial term of this Agreement, then the Term shall be extended for up to six (6) months without additional carriage fees payable by ICP and may provide additional Placements on the AOL Network Screens and/or in the fitness, diet and/or nutrition areas of the AOL Network until the Impressions Target is met. AOL shall not count more than 15,500,000 Impressions generated on the AOL Network Screens against the Impressions Target (exclusive of the Media Impressions Target). During any Extension Term AOL shall not count more than 7,750,000 Impressions generated on the AOL Network Screens against the Impressions Target for the Extension Term.

         1.7 Member Benefits. ICP will generally promote through the Customized Site any special or promotional offers made available by or on behalf of ICP through any ICP Interactive Site or any other distribution channel. In addition, ICP shall promote through the Customized Site on a regular and consistent basis the following special offer: a 10-15% discount on ICP's diet subscription plans permitted to be offered under this Agreement, which special offer shall be

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                  exclusively available to AOL Members ("AOL Exclusive Offers").
                  ICP shall, at all times, feature at least one AOL Exclusive Offer for AOL Members (except as otherwise mutually agreed upon by the Parties). ICP will provide AOL with reasonable prior notice of AOL Exclusive Offers and other special offers so that AOL can, in its editorial discretion, market the availability of such offers. In general, the discounts referenced above will be no lower than any other discount that ICP offers on any other ICP Interactive Site. AOL acknowledges that ICP may offer higher discounts on occasion, but ICP must make those discounts available to AOL Members or provide a comparable offer to AOL Members.

         1.8 Financial Representation. ICP hereby represents and warrants that it will have the following cash reserves on hand by each of the respective dates: (i) seven hundred fifty thousand dollars ($750,000.00) as of the March 31, 2001; (ii) one million dollars ($1,000,000.00) as of June 30, 2001; (iii) one million two hundred fifty thousand dollars ($1,250,000.00) as of September 30, 2001; and (iv) one million five hundred thousand dollars ($1,500,000.00) as of December 31, 2001 and for the remainder of the Term of this Agreement. In the event that ICP's cash balance falls below any of the foregoing cash reserve targets corresponding to the dates set forth above, AOL shall have the right to terminate this Agreement and retain all monies received from ICP without any additional obligations if ICP does not cure such cash reserve deficits within thirty (30) days from receiving written notice from AOL. ICP shall provide AOL written confirmation of its cash reserve balance within five (5) business days of AOL's request for such information. ICP shall provide AOL with quarterly financial statements, including without limitation, 10-Q SEC filings, to document ICP's compliance with this Section 1.8.

         1.9 Payment Acceleration. In consideration for AOL not requiring the payment of three quarters of advance payments on the Effective Date, ICP hereby agrees to the following payment acceleration terms: ICP shall pay AOL five hundred thousand dollars ($500,000) for each one million dollars ($1,000,000) that ICP receives after January 1, 2001 through any debt and/or equity infusion in excess of one million dollars ($1,000,000) until such time as AOL has at least three quarters of advance payments from ICP.

2.       CROSS-PROMOTION

         2.1 Cooperation. Each Party shall cooperate with and reasonably assist the other Party in supplying material for marketing and promotional activities.

         2.2      Interactive Site.

                  2.2.1 On the first screen of the Generally Available Site, ICP shall include one prominent, actionable, non-rotating graphical promotional buttons (at least 90 x 30 pixels or 70 x 70 pixels in size either (i) through which users can register for the AOL Service or download the AOL Software (the "AOL Promo") or
                           (ii) promoting the Netscape browser, respectively (the "Netscape Promo" and, collectively with the AOL Promo, the "Site Promos"), as follows:

                           (a) AOL will provide the creative content to be used in the Site Promos. ICP shall post (or update, as the case may be) the creative content supplied by AOL within the spaces for any Site Promo within five (5) days of its receipt of such content from AOL. AOL may elect to have either or both Site Promos served to the ICP Interactive Site from an ad server controlled by AOL or its agent, in which event ICP shall take all reasonable operational steps necessary to facilitate such ad serving arrangement, including, without limitation, inserting HTML code designated by AOL on the pages of the ICP Interactive Site on which such Site Promo will appear.

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                           (b) ICP's undertakings related to the AOL Promo shall
                           be governed by that certain AOL Partner Affiliate Network Agreement (the "Affiliate Agreement") available at http://affiliate.aol.com/affiliate/welcome.html, a copy of which will be provided to ICP upon request. ICP acknowledges that it has reviewed the Affiliate Agreement and hereby agrees to be bound by it. For purposes of the Affiliate Agreement, (a) the term "Fee" as used therein means the then-standard fee being paid thereunder, and (b) the term "Website" as used therein means the ICP Interactive Site. Notwithstanding anything to the contrary in the Affiliate Agreement, ICP shall be obligated to display the AOL Promo at all times during the Term.
                           In addition, at ICP's option, ICP may participate in the Netscape Affiliate browser distribution programme, in which event ICP shall receive the standard bounties under the Netscape Affiliate browser distribution programme in connection with the sale of Netscape browser software through the Netscape Promo. The terms and conditions of the Netscape Affiliate browser distribution programme are as set forth at http://www.netscape.com/affiliate/welcome.html. The
                           Site Promos shall be displayed for the duration of the Term notwithstanding anything to the contrary in the Affiliate Agreement or in the terms and conditions of the Netscape Affiliate browser distribution programme.

         2.3 Other Media. In ICP's television, radio, print and "out of home" (e.g., buses and billboards, point of purchase and other "place-based" promotions) advertisements and in any publications, programmes, features or other forms of offline media over which ICP exercises at least partial editorial control (collectively, "Offline Media") and in which an ICP Interactive Site or ICP's online Content is referenced, mentioned or promoted (including, without limitation, by listing the "URL" thereof), ICP will include specific references or mentions of the availability of the Customized Site through the AOL Network by including a listing of the AOL "keyword" for the Customized Site, which listing shall conform to the keyword guidelines and logo usage guidelines attached hereto as Exhibit F. All such references or mentions of AOL, and the use of AOL's trademarks, trade names and service marks in connection therewith, shall be in accordance with Section II of Exhibit C. During the Term, ICP shall not promote in Offline Media any other Internet keyword, "real name" or other similar search term or address for an ICP Interactive Site or ICP's online Content, other than the URL.

         2.4 Preferred Access Provider. ICP shall not promote any other Interactive Service as a preferred means of accessing ICP's Content, or otherwise promote any other Interactive Service more prominently than it promotes AOL.

3.       REPORTING; PAYMENT.

         3.1 AOL Usage Reporting. AOL shall make available to ICP a monthly report specifying for the prior month aggregate usage and Impressions with respect to ICP's presence on the AOL Network, which are similar in substance and form to the reports provided by AOL to other content partners similar to ICP.

         3.2 Customized Site Reporting. ICP will supply AOL with monthly reports which reflect total impressions by AOL Members to the Customized Site during the prior month, and the number of and dollar value associated with the transactions involving AOL Members. ICP represents that all URLs related to the Customized Site are listed on Exhibit A-2 and ICP shall provide AOL with an update of such list promptly upon any change thereto. ICP shall provide monthly reports to AOL detailing the number of new subscribers obtained by ICP through the Customized Site and Customized Programming during the prior month. AOL and ICP shall mutually agree upon a reporting mechanism that accurately reflects the number of new subscribers that ICP has obtained through the Customized Site and Customized Programming. After AOL has received at least three (3) monthly reports from ICP, the Parties shall mutually agree whether those reports are sufficient or whether additional information needs to be included in subsequent reports.

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         3.3      Payment Schedule. Except as otherwise specified herein, each
                  Party agrees to pay the other Party all amounts received and owed to such other Party as described herein on a quarterly basis within sixty (60) days of the end of the quarter in which such amounts were collected by such Party. The first quarter for which payment is to be made shall (i) begin on the first day of the month following the month of execution of this Agreement and (ii) include the portion of the month of execution following the Effective Date (unless this Agreement was executed on the first day of a month, in which case the quarter shall be deemed to begin on the first day of such month).

         3.4 Payments. All payments by ICP hereunder shall be made by check, in accordance with the schedule set forth in Section
                  1.5 without need for invoice, in immediately available, non-refundable U.S. funds, either (a) mailed to America Online, ATTN: Accounts Receivable, General Post Office, PO Box 5696, New York, NY 10087-5696, or (b) if by overnight courier, to Chase Manhattan Bank, 55 Water Street, Lockbox Dept. Room #826, New York, NY 10041, Lockbox #5696 (or such other address of which AOL shall give ICP written notice). ICP shall include in each payment a reference to ICP and ICP's customer number provided by AOL and a brief description of the purpose of the payment (e.g., "first quarterly payment pursuant to Interactive Services Agreement dated November 15, 2000"). ICP shall provide AOL, at the time of ICP's first payment to AOL under this Agreement, with the name, title, address, telephone number, fax number and e-mail address of the officer of ICP who will serve as AOL's point-of-contact for any billing questions.

4.       ADVERTISING AND MERCHANDISING

         4.1 AOL Network Advertising Inventory. AOL owns all right, title and interest in and to the advertising and promotional spaces within the AOL Network including, without limitation, the AOL Frames and shall have the right to all revenues therefrom. The specific advertising inventory within any AOL forms or pages, including such AOL Frames, shall be as reasonably determined by AOL.

         4.2 Sale of Advertisements. AOL hereby grants ICP the exclusive right to licence or sell advertisements in or through the Customized Site, subject to AOL's then-standard advertising polices.

         4.3 Interactive Commerce. Any merchandising permitted hereunder through the Customized Site and/or Customized Programming shall be subject to (i) the then-current requirements of AOL's merchant certification programme as set forth at AOL Keyword:
                  Merchants under the "Anchor and Gold Tenants" section, and
                  (ii) approval by AOL of all products, goods and services to be offered through the Customized Site or the Customized Programming; recognizing that AOL has provided prior approval of ICP's diet programmes. ICP will take all reasonable steps necessary to conform its promotion and sale of Products through the Customized Site and Customized Programming to the then-existing technologies identified by AOL which are optimized for the AOL Service including, without limitation, any "quick checkout" tool which AOL may implement to facilitate purchase of Products by AOL Members through the Customized Site. ICP shall pay AOL ten percent (10%) of all Transaction Revenues resulting in a Final Sale (a Final Sales does not include any credit card cancellations, credit card declines, or NSF) generated from eDiets subscriptions only on the Customized Site.

5.       Customized Programming and Customized Site

         5.1 Production; Performance. ICP shall optimize all Customized Programming nd the Customized Site for distribution hereunder according to AOL specifications and guidelines (including, without limitation, any HTML publishing guidelines) and the Operating Standards set forth on Exhibit E attached hereto.

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         5.2      Customization. ICP shall customize all Customized Programming and the Customized Site for AOL Members as follows:

                           (a) Co-Branding and Navigation. ICP shall customize and co-brand a version of the Customized Site for distribution over each of the AOL Properties listed in Exhibit A-1 by displaying on each page of the Customized Site framing, branding for and links to the applicable AOL Property, and other navigational and promotional spaces, each as described for each such AOL Property on Exhibit H. ICP shall make any changes to the customization and/or co-branding of the Customized Site to conform to the standard requirements of any AOL Property or otherwise requested by AOL during the Term; provided that any such change shall not increase the portion of the Customized Site that is covered by such framing by more than 10% over the portion covered by the framing shown on Exhibit H for such AOL Property or the standard C-frame for such AOL Property as of the Effective Date, as applicable. At AOL's option, AOL may elect to serve the framing, in whole or in part, for any or all versions of the Customized Site in which event ICP shall take all reasonable operational steps to facilitate such serving arrangement, including, without limitation, inserting HTML code designated by AOL on the pages of the Customized Site.

                           (b) Certain Links and Promotions. ICP shall ensure that AOL Members accessing the Customized Programming or linking to the Customized Site do not receive advertisements, promotions or links (i) for any entity reasonably construed to be in competition with AOL or the applicable AOL Property, (ii) in a category in which AOL or the applicable AOL Property has an exclusive or other preferential relationship, or (iii) otherwise in violation of the applicable AOL Property's then-standard advertising policies. ICP shall ensure that all Advertisements sold by ICP or its agents comply with all applicable federal, state and local laws and regulations. In addition, ICP shall ensure that no promotions, advertisements or links for any Internet browser (other than Netscape browsers) appear within any Customized Programming displayed to AOL Members accessing Netscape Netcenter or within the version of the Customized Site that is customized and co-branded for Netscape Netcenter.

                           (c) AOL Tools. Within the Customized Site, ICP shall use and/or feature solely AOL's tools and technology for the following utilities and functionality: instant messaging, calendaring (including "click-to-add event" functionality associated therewith), ("AOL Tools"). If any such AOL Tool is not made available for use on the Customized Site within a reasonable time upon ICP's request, ICP shall be permitted to utilize on the Customized Site similar tools and technology provided by a third party, provided that such tools and technology are not branded by such third party and no links or promotions for such third party appear on the Customized Site and, provided, further that ICP will convert such tools and technology over to the corresponding AOL Tool once such AOL Tool is made available. In addition, the Customized Site shall not
                           (x) provide or promote any email service or aggregated shopping/commerce features or functionality (e.g. an online mall), (y) use or feature the tools or technology of any Interactive Service other than AOL, or (z) provide any personalized services other than a personalized version of the Customized Site or a personalized version of specific Content that is included on the Customized Site in compliance with this Agreement.

                           (d) Domain Name. ICP shall host all pages of each version of the Customized Site and the Customized Programming under a domain name co-branded with the applicable AOL Property (i.e., ediets.aol.com, ediets.netscape.com, etc.). Upon the expiration or earlier termination of this Agreement, unless the Parties otherwise agree, ICP shall (i) discontinue hosting the Customized Site under the co-branded domain name, and (ii) for a period of six (6) months thereafter, such co-branded domain name will be re-directed to a jump page hosted by AOL, which jump page will contain equally prominent navigation and branding to ICP and AOL.

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                           (e) Registration. AOL Members shall not be subject to
                           a registration process (or any similar process) in order to access and use the Customized Programming or the top level of the Customized Site, but the Customized Site may require registration or similar processes for the specific features or functionality expressly described on Exhibit A and other types of features and functionality generally consistent with those set forth on Exhibit A provided that any registration or similar process on the Customized
                           Site (x) is no more burdensome than any other registration or similar process on another ICP Interactive Site and (y) permits AOL Members to utilize AOL's screen name authentication functionality and displays such functionality as prominently as any other method of registration (and the use of such functionality shall be subject to AOL's standard terms for use of such functionality).

         5.3 Integrity of AOL Network. The Parties will work together on mutually acceptable links (including links back to the AOL Network) within the Customized Site in order to create a robust and engaging AOL member experience and the Customized Site may include reasonable editorial links that are contextually related to the Content described on the Programming Plan subject to the terms of this Agreement, including Section 5.2 (b) and the following:

                  (a) ICP shall take reasonable efforts to ensure that AOL traffic is generally either kept within the Customized Site or channeled back into the AOL Network. If AOL notifies ICP in writing that, in AOL's reasonable judgment, links from the Customized Site cause an excessive amount of AOL traffic to be diverted outside of the Customized Site and the AOL Network in a manner that has a detrimental effect on the traffic flow of the AOL audience, then ICP shall immediately reduce the number of links out of the Customized Site. In the event that ICP cannot or does not so limit diverted traffic from the Customized Site, AOL reserves the right to terminate any links from the AOL Network to the Customized Site.

                  (b) ICP shall ensure that the Customized Site does not contain any permanent or semi-permanent links to third party Content outside of the Customized Site, except as expressly described in the Programming Plan. In addition, ICP shall ensure that the Customized Site does not contain any rotational links (including, without limitation, banner advertisements) to aggregated Content within the same Content category or AOL Property channel as ICP's Content, except as expressly described in the Programming Plan.

         5.4 Links within Customized Programming. The Customized Programming shall not contain any links or pointers to any other area on or outside of the AOL Network without AOL's prior written consent, except as expressly described in the Programming Plan.

         5.5 Site and Content Preparation. ICP shall achieve Site and Content Preparation for the respective Customized Site for each AOL property as follows: AOL Service by 12/26/00, Netscape Netcenter and CompuServe Service by 1/23/01. "Site and Content Preparation" shall mean that ICP shall have completed all necessary production work (including completion of any necessary training for AOL's proprietary "Rainman" publishing tool) for the Customized Site, all Customized Programming and any other related areas or screens (including Programming all Content thereon); customized and configured the Customized Site, and all Customized Programming in accordance with this Agreement; and completed all other necessary work (including, without limitation, undergone all AOL site testing set forth on Exhibit E) to prepare the Customized Site, all Customized Programming and any other related areas or screens to launch on the AOL Network as contemplated hereunder. In the event ICP has not achieved Site and Content Preparation for each respective Customized Site as set forth above, then in addition to any other remedies available, the Impressions Target set forth in Section 1.6 shall be reduced on a pro rata basis based on the number of days of delay between the schedule of Site and Content Preparation detailed above and the dates that ICP actually achieves Site and Content Preparation divided by 365. In the event ICP has not achieved Site and Content Preparation within ninety (90) days after the Effective Date, then in addition to any other remedies available, AOL shall have the right to terminate this Agreement by giving ICP written notice thereof. If ICP is delayed in achieving Site

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                  and Content Preparation solely due to a failure by AOL to
                  perform its obligations under this Agreement and ICP notifies AOL in writing of such failure and the resulting delay, then the sixty (60) day and ninety (90) day periods referenced in this Section shall each be extended by the amount of time of ICP's delay solely attributable to such failure by AOL.

         5.6 Review. ICP shall allow appropriate AOL personnel to have reasonable access to all Customized Programming and the Customized Site from time to time for the purpose of reviewing such sites to determine compliance with the provisions of this
                  Section 5.

6.       TERM, TERMINATION, PRESS RELEASES.

         6.1. Term. Unless earlier terminated as set forth herein, the initial term of this Agreement shall commence on the Effective Date and expire twenty-six (26) months from the Effective Date. AOL shall have the right to extend this Agreement for one (1) additional one (1) year period (the "First Extension Term") unless ICP can demonstrate, on or before the date that is sixty (60) days prior to the expiration of the initial term, that ICP has not obtained at least [____________________ _________] new subscribers on or through the Customized Site and/or Customized Programming by such date. In the event ICP does not provide such documentation on or before the date that is forty-five days prior to the expiration of the initial term, it shall be conclusively presumed that such condition does not exist. In the event AOL exercises AOL's right to extend this Agreement for the First Extension Term, AOL shall have an additional right to extend the Agreement for a second one (1) year extension period (the "Second Extension Term" and, collectively with the First Extension Term, the "Extension Terms") unless ICP can demonstrate, on or before the date that is sixty (60) days prior to the expiration of the First Extension Term, that it has not obtained at least [_______________________] new subscribers during the First Extension Term on or through the Customized Site and/or Customized Programming by such date. Each Extension Term shall be on the same terms and conditions contained herein, except for payment and Impressions which shall be governed as described herein. The payments under each such Extension Term shall be five million four hundred sixty thousand five hundred dollars ($5,460,500.00) payable as set forth below and the Impressions Target for each Extension Term shall be [_________
                  ______________________________________________________________
                  ____________________________________] Impressions, including a
                  Media Impressions Target of sixty million four hundred seventy-three thousand four hundred forty-two (60,473,442) Impressions. The payment terms during the Extension Terms, if any, shall be as follows: two quarters in advance for each Extension Term and the remaining two payments shall be paid within ninety (90) days and one hundred eighty (180) days respectively from the beginning of the Extension Term, provided that ICP has at least six million dollars ($6,000,000.00) in capital available at such time. In the event that ICP does not have at least six million dollars ($6,000,000.00) available at the beginning of any Extension Term, then ICP shall pay AOL one (1) quarter in advance and the remaining three (3) payments within ninety (90) days, one hundred eighty (180) days and two hundred seventy (270) days respectively from the beginning of the Extension Term. AOL shall exercise its option to extend this Agreement by providing ICP with written notice of such election no later than sixty (60) days prior to the expiration of the initial term or the then-current Extension Term, as the case may be. Upon the expiration or earlier termination of this Agreement, AOL may, at its discretion, continue to promote one or more "pointers" or links from the AOL Network to an ICP Interactive Site and continue to use ICP's trade names, trade marks and service marks in connection therewith (collectively, a "Continued Link"). In addition, during the Term and for the two (2) year period after the expiration or termination thereof, ICP shall allow AOL Members to access and use any ICP Interactive Site on terms and conditions no less favorable than the terms and conditions available to other users of such ICP Interactive Site.

         6.2 Termination for Breach. Either Party may terminate this Agreement at any time in the event of a material breach by the other Party which remains uncured after thirty (30) days written notice thereof; provided, however, that AOL will not be required to provide notice to ICP in connection

                                                                  Execution Copy

                  with ICP's failure to make any payment required under Section 1.5, and the cure period with respect to any scheduled payment shall be fifteen (15) days from the date such payment is due.

         6.3 Termination for Bankruptcy/Insolvency or Changes in Business. Either Party may terminate this Agreement immediately following written notice to the other Party if the other Party
                  (i) ceases to do business in the normal course, (ii) becomes or is declared insolvent or bankrupt, (iii) is the subject of any proceeding related to its liquidation or insolvency (whether voluntary or involuntary) which is not dismissed within ninety (90) calendar days or (iv) makes an assignment for the benefit of creditors.

         6.4 Press Releases. Each Party will submit to the other Party, for its prior written approval, which will not be unreasonably withheld or delayed, any press release or any other public statement ("Press Release") regarding the transactions contemplated hereunder. Notwithstanding the foregoing, either Party may issue Press Releases and other disclosures as required by law, rule, regulation or court order or as reasonably advised by legal counsel without the consent of the other Party and in such event, the disclosing Party will provide at least five (5) business days prior written notice of such disclosure. The failure to obtain the prior written approval of the other Party shall be deemed a material breach of this Agreement. Because it would be difficult to precisely ascertain the extent of the injury caused to the non-breaching Party, in the event of such material breach, the non-breaching Party may elect either to (a) terminate this Agreement immediately upon notice to the other Party, or (b) elect, as liquidated damages, to modify the Impressions commitment hereunder by fifteen percent (15%) (i.e., either an increase in the Impressions commitment if AOL has violated this provision or a decrease in the Impressions commitment if ICP has violated this provision). The Parties agree that the liquidated damages set forth in the preceding sentence are a reasonable approximation of the injury that would be suffered by the non-breaching Party.

         6.5 Existing Agreement. The Advertising Insertion Order agreement between ICP and AOL effective as of April 1, 2000 to March 31, 2001 is hereby terminated as of the Effective Date of this Agreement.

7. TERMS AND CONDITIONS. The terms and conditions set forth on the Exhibits attached hereto are hereby made a part of this Agreement.


IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

AMERICA ONLINE, INC.                        EDIETS.COM, INC.


By:                                         By:
   -------------------------------             ---------------------------------

Print Name:                                 Print Name:
           -----------------------                     -------------------------

Title:                                      Title:
      ----------------------------                ------------------------------

Date:                                       Date:
     -----------------------------               -------------------------------

                                            Tax ID/EIN#:
                                                        ------------------------

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                                                                  Execution Copy

                                    EXHIBIT A

             Exhibit A-1.1: Carriage Plan broken out by AOL Property

==================================================================================================================
AOL Property        Channel / Subchannel    Promotional Placement              Placement Type
- ------------------------------------------------------------------------------------------------------------------
AOL                 Women's                 Wellness/ Main                     Permanent Anchor Tenant
75%*                Women's                 Wellness/ Main                     Rotating Text Promotion
                    Women's                 Wellness/ Main                     Permanent Drop Down List Box
                                                                               Listing
                    Women's                 Wellness/ Diet                     Permanent Anchor Tenant
                    Women's                 Wellness/ Diet                     Rotating Text Link
                    Women's                 Wellness/ Diet                     Permanent Drop Down List Box
                                                                               Listing
                    Women's                 Wellness/Fitness                   Rotating Text Link
                    Women's                 Wellness/Fitness                   Permanent Drop Down List Box
                                                                               Listing
                    Women's                 Wellness/Self-Discovery            Rotating Text Link
                    Women's                 Wellness/Self-Discovery            Permanent Drop Down List Box
                                                                               Listing
                    Women's                 Feature/Get Fit                    Permanent Text Link
                    Women's                 Feature/My Look                    Permanent Text Link
                    Women's                 Feature/Women in their 20s         Permanent Text Link
                    Women's                 Feature: Women in their 30s        Permanent Text Link
                    Women's                 Feature: Women in their 40s        Permanent Text Link
                    Women's                 Wellness Newsletter                Newsletter Feature Module
CompuServe          Health & Fitness        Nutrition / Main                   Permanent  text link
8%*                 Health & Fitness        Nutrition / Main                   Permanent  text link
                    Health & Fitness        Diet Central / Main                Permanent  content link
                    Health & Fitness        Diet Central / Main                Permanent  text link
                    Health & Fitness        Fitness / Main                     Permanent  teaser link
                    Women's                 Mind & Body / Main                 Permanent  text link
Netscape            Lifestyles              Women                              Right Rail Text
17%*                Lifestyles              Food & Drink                       Right Rail Text
                    Lifestyles              Main Index                         Right Rail Text
                    Health                  Main Index                         Right Rail Content Block
                    Health                  Women's Health                     Center Column Feature
                    Health                  Diet & Nutrition                   Center Column Feature
                    Health                  Men's Health                       Center Column Feature
                    Health                  Exercise & Fitness                 Center Column Feature
==================================================================================================================

                                                                  Execution Copy

                            Exhibit A-1.2: Media Plan

========================================================================================================
                                                      FLIGHT                                TOTALS
- --------------------------------------------------------------------------------------------------------
                         AIM                          Copy Size    START       END           IMPS
AIM Buddy List Banners                                 120x60      12/26/00   12/31/02       15,327,880
AIM Pager Alerts                                        TOOL       12/26/00   12/31/02
AIM Welcome Screen Banners                             234x60      12/26/00   12/31/02       12,262,745
AIM Welcome Screen Promo Placement                                 12/26/00   12/31/02       36,787,500
                                                                             Sub Total       64,378,125

                     AOL Service
Dieting and Weight Loss                                 234x60     12/26/00   12/31/02        1,054,905
Dieting and Weight Loss                                 TEXT         1/1/02    3/31/02        1,870,958
Dieting and Weight Loss                                 TEXT       12/26/00    3/31/01        1,736,600
Fitness & Sports Medicine                               234x60     12/26/00   12/31/02        1,450,585
Health Channel> Resolutions Special                     88x31      12/26/00     4/1/01          374,400
Health Channel> Resolutions Special                    234x60      12/26/00     4/1/01           93,600
Hometown AOL - Dieting                                  120x30     12/26/00   12/31/02           22,820
Hometown AOL - Dieting - Member Pages                   120x30     12/26/00   12/31/02           41,225
Premium Diet and Nutrition Health Package               234x60                12/31/02        8,479,198
{5100009869}                                                       11/25/00
Premium Eating Well Health Package {5100010115}         234x60     11/25/00   12/31/02          148,608
Premium Women's Health Package {5100010280}             234x60     11/25/00   12/31/02          585,273
Web Center - Health - Diet & Nutrition                  141x60     12/26/00   12/31/02          231,890
Wellness Center - Main - Diet & Fitness               88x31/120x60 12/26/00   12/31/02        1,319,185
                                                                             Sub Total       17,409,247

                      Calendar
ROS-Click to Add Functionality                         468x60      12/26/00    1/31/01          270,000
ROS-Click to Add Functionality                         468x60        1/1/02    1/31/02          258,750
                                                                             Sub Total          528,750

                      Netscape
Health - Main Screen                                    194x15     12/26/00   12/31/02        1,345,315
Health News                                             468x60     12/26/00   12/31/02          336,420
Netscape - Health - Diet and Nutrition                  468x60      3/15/01   12/31/02          374,741
Netscape - Health - Diet and Nutrition                  468x60     11/25/00   12/25/00            9,541
Netscape - Health - Diet and Nutrition                  141x60     12/26/00   12/31/02          912,911
Netscape - Health - Exercise and Fitness                194x15     11/25/00   12/31/02          914,391
                                                                             Sub Total        3,893,319

                    Oxygen Media
Oxygen - AOL - Oxygen.com - Diet                        468x60     12/26/00   12/31/02           68,095
Oxygen - AOL - Thriveonline - Fitness                   234x60     12/26/00   12/31/02          791,360
Oxygen - AOL - Thriveonline - Run Of Site               234x60     12/26/00   12/31/02          156,065
Oxygen - AOL.com - Thriveonline - General               468x60     12/26/00   12/31/02        3,481,995
Oxygen - AOL.com - Thriveonline - Home                  468x60     12/26/00   12/31/02        1,266,180
========================================================================================================

                                                                  Execution Copy

Oxygen - Crossbrand - Thriveonline - Special            120x90     12/26/00   12/31/02        3,956,810
Promotions - Nutrition & Diet
Oxygen - CSI - Thriveonline - Weight                    468x60     12/26/00   12/31/02          521,565
Oxygen - Public - Oxygen.com - Diet                     468x60     12/26/00   12/31/02          637,875
Oxygen - Public - Partner Button - Diet                 120x60     12/26/00   12/31/01        4,861,645
Oxygen - Public - Thriveonline - Nutrition              120x60     12/26/00   12/31/02        6,330,900
Oxygen - Public - Thriveonline - Nutrition              468x60     12/26/00   12/31/02        1,582,725
Oxygen - Public - Thriveonline - Weight                 468x60     11/25/00   12/31/02          873,653
Oxygen - Thriveonline - Newsletter                      468x60     12/26/00   12/31/02        3,165,450
Run of Oxygen - Crossbrand - Special Promotions -       120x90     12/26/00   12/31/02        5,460,400
Self Discovery ( Tenant 2)
Run of Oxygen - Crossbrand - Special Promotions -       120x90     12/26/00   12/31/02        1,582,725
Women's Health (Tenant 2)
                                                                             Sub Total       34,737,443

                                                                                 Total      120,946,884
- --------------------------------------------------------------------------------------------------------

         All necessary artwork for banner advertisements ("Banner Ads") must be provided by ICP at least three (3) business days prior to the start date for such Banner Ads. AOL may alter or shorten the flight dates for the Banner Ads if advertising materials are not provided in a timely manner.

         In the event the Media Impressions Target, or the corresponding impressions for any specific Banner Ad, are reached prior to the expiration of the Term, AOL may, at its option, discontinue display at such earlier time. AOL reserves the right to alter ICP flight dates to accommodate trafficking needs or other operational needs. In such cases, AOL will make available to ICP reasonably equivalent flight(s). The Impressions line items in the Media Plan are good faith estimates and are not firm commitments for each respective placement.

         Subject to ICP's reasonable approval, AOL shall have the right to fulfill its promotional commitments with respect to the Banner Ads by providing ICP with comparable placements of the Banner Ads in alternative areas of the AOL Network.

         Rotational Placements set forth above are contingent upon ICP not requiring AOL Users to register or pay to access the Content linked from such Rotational Placements.

         * These percentages are (a) AOL internal targets provided herein for informational purposes only, and (b) based upon the [___________] Impressions. AOL will, however, use commercially reasonable efforts to deliver the Impressions in reasonable relation to such percentages based upon any [___________] Impressions.

                                                                  Execution Copy

                         Exhibit A-2: Programming Plan:

         Programming Overview

         ICP shall provide editorial content (advice, articles, tools, and features) and other content in the Customized Sites for AOL, CompuServe and Netscape. ICP shall provide content for the following departments:
         Wellness, Diet, Fitness, Self-Discovery, including content for at least 3 editorial features/month. ICP must provide/edit content to adhere to Advice Database formatting standards. No registration shall be required to access ICP content on the customized sites. ICP shall deliver a minimum of 150 word text block ten (10) days in advance of the Women's Channel Wellness Newsletter distribution date. The 150 word text block submitted by ICP shall be focused on Content focused and not commerce focused. ICP's 150 word text block is subject to approval by AOL.

         Specific Content Requirements

         ICP shall create a Customized Site to accommodate AOL text and graphic promotions in accordance with the following:

         -----------------------------------------------------------------------
            Update Schedule              Content on Customized Site
         -----------------------------------------------------------------------
                           Meal Plan                Ask the Dietician
         Daily             Tip of the Day
         -----------------------------------------------------------------------
                           Expert Advice Column     Ask the Psychologist
         Weekly            Health & Diet Tips
         -----------------------------------------------------------------------
                           Healthy Bytes            Special Guest Expert
                                                    Column
         Once a month      Newsletter paragraph
                           Dining Out Help          Best/Worst Foods
                           Fitness Quizzes          Eat This

                                    3 editorial features/month
         -----------------------------------------------------------------------

         CompuServe

         1. All Newsletters and emailed information to registrants coming from CompuServe to contain only links back to co-branded site pages.
         2. Partner to provide the content via automated scripted feed in a consistent HTML, XML or RDF Format at a URL to be designated by partner.
                    o Daily Weight loss tip of the day to be displayed on Diet Central
                    o Weekly Weight loss headline, article teaser and link, to be displayed on Diet Central and linking to full article on co-branded site.
                    o Weekly Ask the Nutritionist Question, and link to the answer, to be displayed on Nutrition.
                    o Weekly Best and Worst Foods headline and link, to be displayed on Diet Central
                    o Weekly "Eat This" Headline, teaser and link, to be displayed on Nutrition
                    o Bi-weekly graphic, headline, short teaser and link to featured animated exercise, to be displayed on Fitness

The customized sites shall be found at the following URLs:

AOL Customized Site: ediets.aol.com

CompuServe Customized Site: ediets.compuserve.com

Netscape: ediets.netscape.com

                                       13                           CONFIDENTIAL

                                                                  Execution Copy

                            EXHIBIT B -- DEFINITIONS

DEFINITIONS. The following definitions shall apply to this Agreement:

Advertisements. Promotions, placements, advertisements, links, pointers and similar services or rights.

Affiliate. Any agent, distributor or franchisee of AOL, or an entity that, directly or indirectly, controls, is controlled by, or is under common control with AOL, including any entity in which AOL holds, directly or indirectly, at least a nineteen percent (19%) equity interest.

AOL Represented Advertising. Advertising inventory within any AOL Property(ies) or third party Internet site(s) on which AOL sells advertising.

AOL Service. The standard narrow-band U.S. version of the America Online(R) brand service, specifically excluding (a) AOL.comSM and any other AOL Interactive Site, (b) the international versions of an America Online service (e.g., AOL Japan) and/or any non-English language based feature or area of the America Online brand service, (c) the CompuServe(R) brand service and any other CompuServe products or services, (d) Netscape Netcenter(TM) and any other Netscape(R) products or services, (e) "ICQSM," "AOL Search," "You've Got Pictures," "Shop @," "My News," "AOL PlusSM," "AOL Instant MessengerSM," "Digital CitySM," "AOL NetMailSM," "Real FansSM", "Love@AOLSM", "Entertainment AsylumSM," "AOL HometownSM" or any similar independent product, service or property which may be offered by, through or with the U.S. version of the America Online(R) brand service, (f) any Programming or content area offered by or through the U.S. version of the America Online(R) brand service over which AOL does not exercise complete operational control (including, without limitation, Content areas controlled by other parties and member-created Content areas), (g) any yellow pages, white pages, classifieds or other search, directory or review services or Content offered by or through the U.S. version of the America Online(R) brand service, (h) any property, feature, product or service which AOL or its affiliates may acquire subsequent to the Effective Date and (i) any other version of an America Online service which is materially different from the standard narrow-band U.S. version of the America Online brand service, by virtue of its branding, distribution, functionality, Content or services, including, without limitation, any co-branded version of the service and any version distributed through any broadband distribution platform or through any platform or device other than a desktop personal computer.

AOL Property. Any product, service or property owned, operated, marketed, distributed, or authorized to be distributed by or through AOL or its Affiliates, including, without limitation, the AOL Service, Netscape Netcenter, and CompuServe,.

AOL Look and Feel. The elements of graphics, design, organization, presentation, layout, user interface, navigation, trade dress and stylistic convention (including the digital implementations thereof) within the AOL Network and the total appearance and impression substantially formed by the combination, coordination and interaction of these elements.

AOL Member(s). Any user of the AOL Network, including authorized users (including any sub-accounts under an authorized master account) of the AOL Service and/or the CompuServe Service.

AOL Network. (i) The AOL Service, the CompuServe Service, and Netscape Netcenter and (ii) any other product, service or property owned, operated, distributed or authorized to be distributed by or through AOL or its Affiliates worldwide (and including those products, services and properties that are excluded from the definitions of the AOL Service, AOL.com or any other AOL Property). It is understood and agreed that the rights of ICP relate solely to particular AOL Properties as expressly set forth in this Agreement and not generally to the AOL Network.

AOL Network Screens. The AOL Service "Welcome" screen, the "AOL Today" screen or similar "Network" screens on the AOL Network.

AOL Purchaser. (i) Any person or entity who enters the Customized Site or the Customized Programming from the AOL Network including, without limitation, from any third party area therein (to the extent entry from such third party area is traceable through both Parties' commercially reasonable efforts), and generates Transaction Revenues (regardless of whether such person or entity provides an e-mail address during registration or entrance to the Customized Site which includes a domain other than an "AOL.com" domain); and (ii) any other person or entity who, when purchasing a product, good or service through an ICP Interactive Site, provides an AOL.com domain name or a CompuServe.com domain name as part of such person or entity's e-mail address and provided that any person or entity who has previously satisfied the definition of AOL Purchaser will remain an AOL Purchaser, and any subsequent purchases by such person or entity (e.g., as a result of e-mail solicitations or any off-line means for receiving orders requiring purchasers to reference a specific promotional identifier or tracking code) will also give rise to Transaction Revenues hereunder (and will not be conditioned on the person or entity's satisfaction of clauses (i) or (ii) above).]

Change of Control. (a) The consummation of a reorganization, merger or consolidation or sale or other disposition of substantially all of the assets of a party or (b) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than 50% of either (i) the then outstanding shares of common stock of such party; or (ii) the combined voting power of the then outstanding voting securities of such party entitled to vote generally in the election of directors.

CompuServe Service. The standard HTML version of the narrow-band U.S. version of the CompuServe brand service, specifically excluding (a) any international versions of such service (e.g., NiftyServe) and/or any non-English language based feature or area of such service, (b) any web-based service including "compuserve.com", "cserve.com" and "cs.com", or any similar product or service offered by or through the U.S. version of the CompuServe brand service, (c) Content areas owned, maintained or controlled by CompuServe affiliates or any similar "sub-service," (d) any Programming or Content area offered by or through the U.S. version of the CompuServe brand service over which CompuServe does not exercise complete or substantially complete operational control (e.g., third-party Content areas), (e) any yellow pages, white pages, classifieds or other search, directory or review services or Content (f) any co-branded or private label branded version of the U.S. version of the CompuServe brand service, (g) any version of the U.S. version of the CompuServe brand service which offers Content, distribution, services or functionality materially different from the Content, distribution, services or functionality associated with the standard, narrow-band U.S. version of the CompuServe brand service, including, without limitation, any version of such service distributed through any platform or device other than a desktop personal computer, (h) any property, feature, product or service which CompuServe or its affiliates may acquire subsequent to the Effective Date, (i) the America Online brand service and any independent product or service which may be offered by, through or with the U.S. version of the America Online brand service and (j) the HMI versions of the CompuServe brand service.

Confidential Information. Any information relating to or disclosed in the course of this Agreement, which is, or should be reasonably understood to be, confidential or proprietary to the disclosing Party, including, but not limited to, the material terms of this Agreement, information about AOL Members, technical processes and formulas, source codes, product designs, sales, cost and other unpublished financial information, product and business plans, projections and marketing data. "Confidential Information" shall not include information (a) already lawfully known to or independently developed by the receiving Party, (b) disclosed in published materials, (c) generally known to the public, or (d) lawfully obtained from any third party.

Content. Text, images, video, audio (including, without limitation, music used in time relation with text, images, or video), and other data, products, services, advertisements, promotions, URLs, keywords and other navigational elements, links, pointers, technology and software.

Customized Programming. Any (a) area within the AOL Network or outside the AOL Network but exclusively available to AOL Members, which area is developed, programmememed, and/or managed by ICP, in whole or in part, pursuant to this Agreement and all Content thereon (including, without limitation, message boards, chat and other AOL Member-supplied content areas contained therein and including any sites or areas linked thereto) including, without limitation, any co-branded site or page, but excluding the Customized Site and (b) Content provided to AOL by ICP pursuant to this Agreement for distribution on or through the AOL Network other than on the Customized Site, including any Content appearing in the Placements.

                                       14                           CONFIDENTIAL

                                                                  Execution Copy

Customized Site. Collectively, each version of the Generally Available Site that is customized for distribution through the AOL Network in accordance with this Agreement.

Generally Available Site (s). The Internet site and Content, currently located at URL:http://www.ediets.com and all related URLs, which are managed, maintained or owned by ICP or its agents or to which ICP licences information, content or other materials.

Keyword(TM) Search Terms. (a) The Keyword online search terms made available on the AOL Service, combining AOL's Keyword online search modifier with a term or phrase specifically related to ICP (and determined in accordance with the terms of this Agreement) and (b) the "Go Word" online search terms made available on the CompuServe Service, combining CompuServe's Go Word online search modifier with a term or phrase specifically related to ICP (and determined in accordance with the terms of this Agreement).

ICP Interactive Site. Any interactive site or area (other than Customized Programming), including any mirrored site or area, which is managed, maintained or owned by ICP or its agents or to which ICP provides and/or licences information, content or other materials, including, by way of example and without limitation, (i) an ICP site on the World Wide Web portion of the Internet or (ii) a channel or area delivered through a "push" product such as the Pointcast Network, an interactive environment such as Microsoft's Active Desktop, an interactive television service such as WebTV, a wireless handheld device, or any other interactive medium or platform.

ICP Presence. Any (a) ICP trademark or logo, (b) headline or picture from ICP Content, (c) teaser, icon, or link to the Customized Site or Customized Programming and/or (d) other Content which originates from, describes or promotes ICP or ICP's Content.

Impression. User exposure to a page, screen, panel or deck containing an ICP Presence, as such exposure may be reasonably determined and measured by AOL in accordance with its standard methodologies and protocols. Each ICP Presence on any such page or screen will count as a separate Impression.

Interactive Service. An entity offering one or more of the following: (i) online or Internet connectivity services (e.g., an Internet service provider); (ii) an interactive site or service featuring a broad selection of aggregated third party interactive content (or navigation thereto) (e.g., an online service or search and directory service) and/or marketing a broad selection of products and/or services across multiple interactive commerce categories; (iii) a persistent desktop client; or (iv) communications software capable of serving as the principal means through which a user creates, sends or receives electronic mail or real time or "instant" online messages (whether by telephone, computer or other means).

Licenced Content. All Content offered through the Customized Site pursuant to this Agreement or otherwise provided by or on behalf of ICP or its agents in connection herewith (e.g., offline promotional content or online Content for distribution through the AOL Network), including without limitation all Customized Programming.

Netscape Netcenter. Netscape Communications Corporation's primary Internet-based Interactive Site marketed under the "Netscape NetcenterSM" brand, specifically excluding (a) the AOL Service and the CompuServe Service, (b) AOL.com and CompuServe.com, (c) any international versions of such site and/or any non-English language based feature or area of such site, (d) "ICQ," "AOLSearch," "You've Got Pictures," "Shop @," "My News," "AOL PlusSM," "AOL Instant Messenger," "AOL NetMail," "AOL Hometown," "My News," "Digital City," or any similar independent product or service offered by or through such site or any other AOL Interactive Site, (e) any Programming or Content area offered by or through such site over which AOL does not exercise complete operational control (including, without limitation, Content areas controlled by other parties and member-created Content areas), (f) any Programming or Content area offered by or through the U.S. version of the America Online brand service which was operated, maintained or controlled by the former AOL Studios division (e.g., Electra), (g) any yellow pages, white pages, classifieds or other search, directory or review services or Content offered by or through such site or any other AOL Interactive Site, (h) any property, feature, product or service which AOL or its affiliates may acquire subsequent to the Effective Date and (i) any other version of an AOL or Netscape Communications Corporation Interactive Site which is materially different from Netscape Communications Corporation's primary Internet-based Interactive Site marketed under the "Netscape Netcenter(TM)" brand, by virtue of its branding, distribution, functionality, Content or services, including, without limitation, any co-branded versions and any version distributed through any broadband distribution platform or through any platform or device other than a desktop personal computer (e.g. Custom NetCenters built specifically for third parties).

Product. Any product, good or service which ICP (or others acting on its behalf or as distributors) offers, sells, provides, distributes or licences to AOL Members directly or indirectly through (i) the Customized Site (including through any Interactive Site linked thereto) or Customized Programming, (ii) any other electronic means directed at AOL Members (e.g., e-mail offers), or (iii) an "offline" means (e.g., toll-free number) for receiving orders related to specific offers within the Customized Site or Customized Programming requiring purchasers to reference a specific promotional identifier or tracking code, including, without limitation, products sold through surcharged downloads (to the extent expressly permitted hereunder).

Term. The period beginning on the Effective Date and ending upon the expiration or earlier termination of this Agreement.

Transaction Revenues. Aggregate amounts paid by AOL Purchasers in connection with the sale, licensing, distribution or provision of any Products, including, in each case, handling, shipping, service charges, and excluding, in each case,
(a) amounts collected for sales or use taxes or duties and (b) credits and chargebacks for returned or canceled goods or services, but not excluding cost of goods sold or any similar cost.

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                                                                  Execution Copy

                EXHIBIT C -- STANDARD LEGAL TERMS AND CONDITIONS

I. AOL NETWORK

Content. ICP represents, warrants and covenants that all Content contained within the Customized Site and Customized Programming and all Licenced Content
(i) does and will conform to the Terms of Service for the applicable AOL Property, the terms of this Agreement and any other standard, written policy of AOL and any applicable AOL Property (including without limitation AOL's kids policies to the extent applicable), (ii) does not and will not infringe on or violate any copyright, trademark, U.S. patent, rights of publicity or privacy, moral rights or any other third party right, including without limitation, any music performance or other music related rights, and (iii) does not and will not contain any Content which violates any applicable law or regulation ((i), (ii) and (iii) collectively, the "Rules"). In the event that AOL notifies ICP in writing that any such Content, as reasonably determined by AOL, does not comply or adhere to the Rules, or AOL reasonably believes that further display of such Content will expose AOL to liability or other adverse consequences, then ICP shall use its best efforts to block access by AOL Members to such Content. In the event that ICP cannot, through its best efforts, block access by AOL Members to such Content in question, then ICP shall provide AOL prompt written notice of such fact. AOL may then, at its option, either (i) restrict access from the AOL Network to the Content in question using technology available to AOL or (ii) in the event access cannot be restricted, direct ICP to remove any such Content. ICP will cooperate with AOL's reasonable requests to the extent AOL elects to implement any such access restrictions.

AOL Network Distribution. ICP shall not authorize or permit any third party to distribute any Content of ICP through the AOL Network absent AOL's prior written approval. The distribution, placements and/or promotions described in this Agreement or otherwise provided to ICP by AOL shall be used by ICP solely for its own benefit, will promote solely the Licenced Content within the Customized Site or Customized Programming expressly described on Exhibit A and will not be resold, traded, exchanged, bartered, brokered or otherwise offered or transferred to any third party or contain any branding other than ICP's branding. Further, the Content of all such distribution, placements and promotions shall be subject to AOL's policies relating to advertising and promotion, and to AOL's exclusivity commitments and other contractual preferences to third parties.

Changes to AOL Properties. AOL reserves the right to redesign or modify the organization, structure, "look and feel," navigation and other elements of the AOL Network at any time, including without limitation, by adding or deleting channels, subchannels and/or screens and/or by outsourcing to a third party the Programming responsibility for any channel, subchannel, screen or portion thereof. If such redesign or modification substantially modifies the nature of the distribution provided under this Agreement in a material adverse fashion, or if AOL is otherwise unable to deliver any particular Placement, AOL will work with ICP in good faith to provide ICP, as its sole remedy, with comparable distribution.

Kids and Teens Policies. At all times, ICP shall comply with the applicable AOL Property's then-standard policies regarding "child designated content." As used herein, "child designated content" means Content that is designed for: (i) Kids (children 12 and under), (ii) Young Teens (children ages 13-15), (iii) Mature Teens (children ages 16-17), and (iv) any combination of Kids, Young Teens, and Mature Teens. ICP shall ensure that all child designated content (including all advertising in child designated content areas) distributed on or through the ICP complies with any relevant written AOL policy (Kids, Young Teens, Mature Teens) that is provided in writing to ICP, including any obligations that such child designated content be marked or tagged so that it may operate properly in connection with viewing restriction functionality provided to AOL Members. Without limiting the generality of the foregoing or any other provision of this Agreement, ICP shall notify AOL in writing whenever it intends to distribute child designated content for these age groups on or through the ICP to ensure proper age restriction categorization.

Contests. ICP shall ensure that any contest, sweepstakes or similar promotion conducted or promoted through the Customized Site and/or Customized Programming (a "Contest") complies with all applicable laws and regulations. ICP shall provide AOL with (i) at least thirty (30) days prior written notice of any Contest and (ii) upon AOL's request, an opinion from ICP's counsel confirming that the Contest complies with all applicable federal, state and local laws and regulations.

Disclaimers. ICP agrees to include within the Customized Site and Customized Programming a disclaimer (the specific form and substance to be mutually agreed upon by the Parties) indicating that all Content (including any products and services) is provided solely by ICP and not AOL, and any transactions are solely between ICP and AOL Members using or purchasing such Content and AOL is not responsible for any loss, expense or damage arising out of the Licenced Content or services provided through the Customized Site or Customized Programming (e.g., "In no event shall AOL nor any of its agents, employees, representatives or affiliates be in any respect legally liable to you or any third party in connection with any information or services contained herein and AOL makes no warranty or guaranty as to the accuracy, completeness, correctness, timeliness, or usefulness of any of the information contained herein"). ICP shall not in any manner state or imply that AOL recommends or endorses ICP or its Content.

Expert/Specialist Content. If any of the Licenced Content professes to provide expert, professional or other specialty advice or Content (such as, without limitation, medical or psychological, religious, financial, etc.), ICP shall ensure that all such Licenced Content is prepared or reviewed by licenced, insured and qualified practitioners/professionals in such field with expertise on the particular topic and such Licenced Content complies with applicable standards of the applicable profession and all applicable laws and regulations. Upon request by AOL from time to time, ICP shall provide AOL with evidence reasonably satisfactory to AOL of proper licensure and compliance with the foregoing sentence.

Insurance. At all times during the Term, ICP shall maintain, with a carrier having an AM Best financial rating of A- or better and in the size category of VII or higher, an insurance policy or policies adequate in amount to insure ICP against all liability associated with the Customized Site and the Licenced Content, including at least $3,000,000 combined single limit coverage for copyright and trademark infringement and defamation and negligent disclosure of information. ICP shall include AOL as an additional insured party on such policy or policies. ICP shall provide AOL with a copy of such policy or policies or a certificate of insurance evidencing the same within thirty (30) days after the Effective Date, failing which, in addition to all other available remedies, AOL shall be entitled to delay the launch of the Licenced Content on the AOL Network (and reduce AOL's promotional obligations proportionately). ICP shall provide AOL with sixty (60) days advance notice of any cancellation, non-renewal or material change in coverage associated with such policy or policies, and AOL shall have the right to restrict access from the AOL Network to any or all of the Licenced Content (and reduce AOL's promotional obligations proportionately) until such insurance coverage is reinstated. Insurance required hereunder shall in no way reduce or limit ICP's actual obligations to indemnify AOL under this Agreement.

Rewards Programmemes. ICP shall not offer, provide, implement or otherwise make available on the Customized Site or Customized Programming any promotional programmemes or plans that are intended to provide customers with rewards or benefits in exchange for, or on account of, their past or continued loyalty to, or patronage or purchase of, the products or services of ICP or any third party (e.g., a promotional programmeme similar to a "frequent flier" programmeme), unless such promotional programmeme or plan is provided exclusively through AOL's "AOL Rewards" programmeme, accessible on the AOL Service at Keyword: "AOL Rewards."

Navigation. In cases where an AOL Member performs a search for ICP through any search or navigational tool or mechanism that is accessible or available through the AOL Network (e.g., Placements, promotions, Keyword Search Terms, navigation bars or any other promotions or navigational tools), AOL shall have the right to direct such AOL Member to the Customized Site, or any other ICP Interactive Site determined by AOL in its reasonable discretion. ICP shall ensure that navigation back to the AOL Network from the Customized Site (and from any other ICP Interactive Site linked to from the AOL Network), whether through a particular pointer or link, the "back" button on an Internet browser, the closing of an active window, or any other return mechanism, shall not be interrupted by ICP through the use of any intermediate screen or other device not specifically requested by the user, including without limitation through the use of any html pop-up window or any other similar device.

Client Alterations. ICP shall not include on the Customized Site or Customized Programming any downloadable software or other mechanism that allows users to alter the navigation, user interface, look and feel, or any other element of any AOL or AOL Affiliate client software or software that is bundled therewith (including, without limitation, the Internet browsers).

AOL Look and Feel. ICP acknowledges and agrees that AOL shall own all right, title and interest in and to the AOL Look and Feel. In addition, AOL shall retain editorial control over the portions of the AOL pages and forms which frame the Customized Site or Customized Programming (the "AOL Frames"). AOL may, at its discretion, incorporate navigational icons, links and pointers or other Content into such AOL Frames.

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Operations. AOL shall be entitled to require reasonable changes to the
Customized Site and Customized Programming, and/or cease or decrease the Placements, to the extent such site will, in AOL's good faith judgment, adversely affect operations of the AOL Network.

Classifieds, Auctions and Clubs. ICP shall not implement or promote any classifieds listing, yellow/white pages or similar features through Customized Programming or Customized Site, other than listings that are specifically related to the primary Content on the Customized Site in accordance with this Agreement, without AOL's prior written approval. Such approval may be conditioned upon, among other things, ICP's conformance with any then-applicable service-wide technical or other standards related to online classifieds. ICP shall not conduct any merchandising through the Customized Site or Customized Programming through auctions, clubs or any method other than a direct sales format without AOL's prior written consent.

Message Boards; Chat Rooms and Comparable Vehicles. Any Content submitted by ICP or its agents within message boards, chat rooms or any comparable vehicles will be subject to the licence grant relating to submissions to "public areas" set forth in the AOL Terms of Service. ICP acknowledges that it has no rights or interest in AOL Member submissions to message boards, chat rooms or any other vehicles through which AOL Members may make submissions within the AOL Network. ICP will refrain from editing, deleting or altering, without AOL's prior approval, any opinion expressed or submission made by an AOL Member within Customized Programming except in cases where ICP has a good faith belief that the Content in question violates an applicable law, regulation, third party right or the applicable AOL Property's Terms of Service.

Duty to Inform. ICP shall promptly inform AOL of any information related to the Customized Site, Customized Programming or the Licenced Content which could reasonably lead to a claim, demand or liability of or against AOL and/or its Affiliates by any third party.

Response to Questions/Comments; Customer Service and Taxes. ICP shall respond promptly and professionally to questions, comments, complaints and other reasonable requests regarding the Customized Site, Customized Programming or the Licenced Content by AOL Members or on request by AOL, and shall cooperate and assist AOL in promptly answering the same. ICP shall have sole responsibility for customer service (including, without limitation, order processing, billing, shipping, etc.) and AOL shall have no responsibility with respect thereto. ICP shall comply with all applicable requirements of any federal, state or local consumer protection or disclosure law. ICP will collect and pay and indemnify and hold AOL harmless from, any sales, use, excise, import or export, value added or similar tax or duty arising from or related to the Licenced Content or any merchandising on the Customized Site, including any penalties and interest, as well as any costs associated with the collection or withholding thereof, including attorneys fees.

Statements through AOL Network. ICP shall not make, publish, or otherwise communicate through the AOL Network any deleterious remarks concerning AOL or its Affiliates, directors, officers, employees, or agents (including, without limitation, AOL's business projects, business capabilities, performance of duties and services, or financial position) which remarks are based on the relationship established by this Agreement or information exchanged hereunder. This section is not intended to limit good faith editorial statements made by ICP based upon publicly available information, or information developed by ICP independent of its relationship with AOL and its employees and agents.

Production Work. Unless expressly provided for elsewhere in this Agreement, AOL shall have no obligation to provide any creative, design, technical or production services to ICP ("Services"). Delivery by AOL of any such Services shall be subject to (i) AOL's availability to perform the requested work, (ii) execution by both parties of a separate work order specifically outlining the Services to be provided and the fees to be paid by ICP for such Services and
(iii) payment in advance by ICP of such fees. To the extent ICP elects to retain a third party provider to perform any such production work, work produced by such third party provider must generally conform to AOL's production standards available at Keyword "Styleguide." The specific production resources which AOL allocates to any production work to be performed on behalf of ICP shall be as determined by AOL in its sole discretion. With respect to any routine production, maintenance or related services which AOL reasonably determines are necessary for AOL to perform in order to support the proper functioning and integration of the Placements, Customized Programming and the Customized Site ("Routine Services"), ICP will pay the then-standard fees charged by AOL for such Routine Services.

Production Tools. AOL shall determine in its sole discretion, which of its proprietary publishing tools (each a "Tool") shall be made available to ICP in order to develop and implement the Licenced Content during the Term. ICP shall be granted a nonexclusive licence during the Term to use any such Tool, which licence shall be subject to: (i) ICP's compliance with all rules and regulations relating to use of the Tools, as published from time to time by AOL, (ii) AOL's right to withdraw or modify such licence at any time, and (iii) ICP's express recognition that AOL provides all Tools on an "as is" basis, without warranties of any kind.

Training and Support. AOL shall make available to ICP standard AOL training and support programmemes necessary to produce any AOL areas hereunder. ICP can select its training and support programmeme from the options then offered by AOL. ICP shall be responsible to pay the fees associated with its chosen training and support package. In addition, ICP will pay travel and lodging costs associated with its participation in any AOL training programmemes (including AOL's travel and lodging costs when training is conducted at ICP's offices).

Launch Date. In the event that any terms contained herein relate to or depend on the launch date of the Customized Site or other property contemplated by this Agreement, which launch date is later than the Effective Date, then it is the intention of the Parties to record such launch date in a written instrument signed by both Parties promptly following such launch date; provided that, in the absence of such a written instrument, the launch date shall be as reasonably determined by AOL based on the information available to AOL.

Keywords; Search Terms. Any Keyword Search Terms to be directed to the Customized Site shall be (i) subject to availability for use by ICP and (ii) limited to the combination of the Keyword(TM) or "go word" search modifier combined with a registered trademark of ICP. AOL reserves the right to revoke at any time ICP's use of any Keyword Search Terms which do not incorporate registered trademarks of ICP. ICP acknowledges that its utilization of a Keyword Search Term will not create in it, nor will it represent it has, any right, title or interest in or to such Keyword Search Term, other than the right, title and interest ICP holds in ICP's registered trademark independent of the Keyword Search Term. Without limiting the generality of the foregoing, ICP will not: (a) attempt to register or otherwise obtain trademark or copyright protection in the Keyword Search Term; or (b) use the Keyword Search Term, except for the purposes expressly required or permitted under this Agreement. To the extent ICP is purchasing an Advertisement related to a "search" term, ICP represents and warrants that ICP has the legal rights necessary to utilize such search term in connection with the Advertisement. This Section shall survive the completion, expiration, termination or cancellation of this Agreement.

Accounts. To the extent AOL has granted ICP any accounts on the AOL Service, ICP will be responsible for the actions taken under or through its accounts, which actions are subject to AOL's applicable Terms of Service and for any surcharges, including, without limitation, all premium charges, transaction charges, and any applicable communication surcharges incurred by any account issued to ICP, but ICP will not be liable for charges incurred by any account relating to AOL's standard monthly usage fees and standard hourly charges, which charges AOL will bear. Upon the termination of this Agreement, all accounts, related screen names and any associated usage credits or similar rights, will automatically terminate. AOL will have no liability for loss of any data or content related to the proper termination of any such account.

II. TRADEMARKS

Trademark Licence. In designing and implementing any marketing, advertising, or other promotional materials (expressly excluding Press Releases) related to this Agreement and/or referencing the other Party and/or its trade names, trademarks and service marks (the "Promotional Materials") and subject to the other provisions contained herein, ICP shall be entitled to use the following trade names, trademarks and service marks of AOL: the "America Online(R)" brand service, "AOL(TM)" service/software and AOL's triangle logo and, in connection therewith, ICP shall comply with the AOL styleguide available at keyword: "style guide"; and AOL and its Affiliates shall be entitled to use the trade names, trademarks and service marks of ICP (collectively, together with the AOL marks listed above, the "Marks"); provided that each Party: (i) does not create a unitary composite mark involving a Mark of the other Party without the prior written approval of such other Party and (ii) displays symbols and notices clearly and sufficiently indicating the trademark status and ownership of the other Party's Marks in accordance with applicable trademark law and practice. This Section shall survive the completion, expiration, termination or cancellation of this Agreement.

Rights. Each Party acknowledges that its utilization of the other Party's Marks will not create in it, nor will it represent it has, any right, title or interest in or to such Marks other than the licences expressly granted herein. Each Party agrees not to do anything contesting or impairing the trademark rights of the other Party.

Quality Standards. Each Party agrees that the nature and quality of its products and services supplied in connection with the other Party's Marks shall conform to quality standards communicated in writing by the other Party for use of its trademarks. Each Party agrees to supply the other Party, upon request, with a reasonable number of samples of any Materials publicly disseminated by such Party which utilize the other Party's Marks. Each Party shall comply with all applicable laws, regulations and customs and obtain any required government approvals pertaining to use of the other Party's Marks.

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Promotional Materials. Each Party will submit to the other Party, for its prior written approval, which shall not be unreasonably withheld or delayed, any Promotional Materials; provided, however, that after initial public announcement of the business relationship between the Parties in accordance with the approval and other requirements contained herein, either Party's subsequent factual reference in Promotional Materials to the existence of a business relationship between AOL and ICP, including, without limitation, the availability of the Licenced Content through the AOL Network, or use of screen shots relating to the distribution under this Agreement (so long as the AOL Network is clearly identified as the source of such screen shots) for promotional purposes shall not require the approval of the other Party. Once approved, the Promotional Materials may be used by a Party and its affiliates for the purpose of promoting the distribution of the Licenced Content through the AOL Network and reused for such purpose until such approval is withdrawn with reasonable prior notice. In the event such approval is withdrawn, existing inventories of Promotional Materials may be depleted.

Infringement Proceedings. Each Party agrees to promptly notify the other Party of any unauthorized use of the other Party's Marks of which it has actual knowledge. Each Party shall have the sole right and discretion to bring proceedings alleging infringement of its Marks or unfair competition related thereto; provided, however, that each Party agrees to provide the other Party, at such other Party's expense, with its reasonable cooperation and assistance with respect to any such infringement proceedings.

III. REPRESENTATIONS AND WARRANTIES

Each Party represents and warrants to the other Party that: (i) such Party has the full corporate right, power and authority to enter into this Agreement, to grant the licences granted hereunder and to perform the acts required of it hereunder; (ii) the execution of this Agreement by such Party, and the performance by such Party of its obligations and duties hereunder, do not and will not violate any agreement to which such Party is a party or by which it is otherwise bound; (iii) when executed and delivered by such Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms; (iv) such Party's Promotional Materials will neither infringe on any copyright, U.S. patent or any other third party right nor violate any applicable law or regulation and (v) such Party acknowledges that the other Party makes no representations, warranties or agreements related to the subject matter hereof which are not expressly provided for in this Agreement.

IV. CONFIDENTIALITY/ NONSOLICITATION

Each Party acknowledges that Confidential Information may be disclosed to the other Party during the course of this Agreement. Each Party agrees that it will take reasonable steps, at least substantially equivalent to the steps it takes to protect its own proprietary information, during the term of this Agreement, and for a period of three years following expiration or termination of this Agreement, to prevent the disclosure of Confidential Information of the other Party, other than to its employees, or to its other agents who must have access to such Confidential Information for such Party to perform its obligations hereunder, who will each agree to comply with this section. Notwithstanding the foregoing, either Party may issue a press release or other disclosure containing Confidential Information without the consent of the other Party, to the extent such disclosure is required by law, rule, regulation or government or court order or as reasonably advised by legal counsel. In such event, the disclosing Party will provide at least five (5) business days prior written notice of such proposed disclosure to the other Party. Further, in the event such disclosure is required of either Party under the laws, rules or regulations of the Securities and Exchange Commission or any other applicable governing body, such Party will
(i) redact mutually agreed-upon portions of this Agreement to the fullest extent permitted under applicable laws, rules and regulations and (ii) submit a request to such governing body that such portions and other provisions of this Agreement receive confidential treatment under the laws, rules and regulations of the Securities and Exchange Commission or otherwise be held in the strictest confidence to the fullest extent permitted under the laws, rules or regulations of any other applicable governing body.

During the Term and for a period of twelve (12) months thereafter, ICP shall not hire or attempt to hire any Restricted Employee and shall not, directly or indirectly, solicit, induce, or in any manner attempt to influence any Restricted Employee to terminate his or her employment with AOL, or to modify such relationship in a manner that is adverse to the interests of AOL; provided, however, that ICP may employ any person who (a) initially contacts ICP without solicitation, directly or indirectly, by ICP or (b) responds to any general media solicitation of employment or engagement by ICP or to any solicitation or inquiry from a recruiter retained by ICP provided that such person is not specifically identified or targeted by ICP for such solicitation or inquiry. "Restricted Employee" shall mean any person employed by AOL who is or was involved in the negotiation, implementation, or administration of this Agreement and/or any activity contemplated hereunder. Notwithstanding anything to the contrary in this Agreement, ICP agrees that in the event of a breach or threatened breach of any covenant contained in this paragraph, AOL shall have the right and remedy to have such covenant specifically enforced by any court having competent jurisdiction, it being acknowledged and agreed by ICP that any material breach of any covenant in this paragraph will cause irreparable injury to AOL and that money damages will not provide an adequate remedy.

V. RELATIONSHIP WITH AOL MEMBERS

Solicitation of Subscribers. (a) During the term of this Agreement and for a two year period thereafter, ICP will not use the AOL Network (including, without limitation, the e-mail network contained therein) to solicit AOL Members on behalf of another Interactive Service. More generally, ICP will not send unsolicited, commercial e-mail (i.e., "spam") or other online communications through or into AOL's products or services, absent a Prior Business Relationship. For purposes of this Agreement, a "Prior Business Relationship" will mean that the AOL Member to whom commercial e-mail or other online communication is being sent has voluntarily either (i) engaged in a transaction with ICP or (ii) provided information to ICP through a contest, registration, or other communication, which included clear notice to the AOL Member that the information provided could result in commercial e-mail or other online communications being sent to that AOL Member by ICP or its agents. Any commercial e-mail or other online communications to AOL Members which are otherwise permitted hereunder will (x) include a prominent and easy means to "opt-out" of receiving any future commercial communications from ICP and (y) shall also be subject to AOL's then-standard restrictions on distribution of bulk e-mail (e.g., related to the time and manner in which such e-mail can be distributed through or into the AOL product or service in question).

(b) ICP shall ensure that its collection, use and disclosure of information obtained from AOL Members under this Agreement ("Member Information") complies with (i) all applicable laws and regulations and (ii) AOL's standard privacy policies, available on the AOL Service at the keyword term "Privacy" (or, in the case of the Customized Site, ICP's standard privacy policies so long as such policies are prominently published on the site and provide adequate notice, disclosure and choice to users regarding ICP's collection, use and disclosure of user information). ICP will not disclose Member Information collected hereunder to any third party in a manner that identifies AOL Members as end users of an AOL product or service or use Member Information collected under this Agreement to market another Interactive Service.

Email Newsletters. Any email newsletters sent to AOL Members by ICP or its agents shall (i) be subject to AOL's policies on use of the email functionality, including but not limited to AOL's policy on unsolicited bulk email, (ii) be sent only to AOL Members requesting to receive such newsletters, (iii) not contain Content which violates AOL's Terms of Service, and (iv) not contain any advertisements, marketing or promotion for any other Interactive Service.

AOL Member Communications. To the extent ICP is otherwise permitted to send communications to AOL Members (in accordance with the other requirements contained herein): in any such communications to AOL Members on or off the Customized Site (including, without limitation, e-mail solicitations), ICP will limit the subject matter of such communications to those categories of products, services and/or content that are specifically contemplated by this Agreement and will not encourage AOL Members to take any action inconsistent with the scope and purpose of this Agreement, including without limitation, the following actions: (i) using an Interactive Site other than the Customized Site for the purchase of Products, (ii) using Content other than the Licenced Content; (iii) bookmarking of Interactive Sites; or (iv) changing the default home page on the AOL browser. Additionally, with respect to such AOL Member communications, in the event that ICP encourages an AOL Member to purchase products through such communications, ICP shall ensure that (a) the AOL Network is expressly promoted as the primary means through which the AOL Member can access the Customized Site (including without limitation by stating the applicable Keyword Search Term and including direct links to specific offers within the Customized Site) and (b) any link to the Customized Site will link to a page which indicates to the AOL Member that such user is in a site which is affiliated with the AOL Network.

VI. TREATMENT OF CLAIMS

Liability. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM BREACH OF THIS AGREEMENT, THE USE OF OR INABILITY TO USE THE AOL NETWORK OR ANY OTHER PROVISION OF THIS AGREEMENT, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS (COLLECTIVELY, "DISCLAIMED DAMAGES"); PROVIDED THAT EACH PARTY SHALL REMAIN LIABLE TO THE OTHER PARTY TO THE EXTENT ANY DISCLAIMED DAMAGES ARE CLAIMED BY A THIRD PARTY AND ARE SUBJECT TO INDEMNIFICATION BELOW.

EXCEPT AS PROVIDED BELOW IN THE "INDEMNITY" SECTION, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR MORE THAN THE AGGREGATE AMOUNTS PAYABLE HEREUNDER IN THE YEAR IN WHICH THE EVENT GIVING RISE TO SUCH LIABILITY OCCURRED; PROVIDED THAT EACH PARTY SHALL REMAIN LIABLE FOR THE AGGREGATE AMOUNT OF ANY PAYMENT OBLIGATIONS OWED TO THE OTHER PARTY UNDER THE PROVISIONS OF THIS AGREEMENT.

No Additional Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE AOL NETWORK, THE AOL TOOLS, OR ANY AOL PUBLISHING TOOLS, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AOL SPECIFICALLY DISCLAIMS ANY WARRANTY REGARDING THE PROFITABILITY OF AOL NETWORK OR THE CUSTOMIZED SITE.

Indemnity. Each Party will defend, indemnify, save and hold harmless the other Party and the officers, directors, agents, affiliates, distributors, franchisees and employees of the other Party from any and all third party claims, demands, liabilities, costs or expenses, including reasonable attorneys' fees ("Liabilities"), resulting from the indemnifying Party's material breach or alleged breach of any obligation, representation, or warranty of this Agreement. In addition, ICP will defend, indemnify, save and hold harmless AOL and AOL's officers, directors, agents, affiliates, distributors, franchisees and employees from any and all Liabilities arising out of or in any way related to the Licenced Content.

If a Party entitled to indemnification hereunder (the "Indemnified Party") becomes aware of any matter it believes is indemnifiable hereunder involving any claim, action, suit, investigation, arbitration or other proceeding against the Indemnified Party by any third party (each an "Action"), the Indemnified Party shall give the other Party (the "Indemnifying Party") prompt written notice of such Action. Such notice shall (i) provide the basis on which indemnification is being asserted and (ii) be accompanied by copies of all relevant pleadings, demands, and other papers related to the Action and in the possession of the Indemnified Party. The Indemnifying Party shall have a period of ten (10) days after delivery of such notice to respond. If the Indemnifying Party elects to defend the Action or does not respond within the requisite ten (10) day period, the Indemnifying Party shall be obligated to defend the Action, at its own expense, and by counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall cooperate, at the expense of the Indemnifying Party, with the Indemnifying Party and its counsel in the defense and the Indemnified Party shall have the right to participate fully, at its own expense, in the defense of such Action. If the Indemnifying Party responds within the required ten (10) day period and elects not to defend such Action, the Indemnified Party shall be free, without prejudice to any of the Indemnified Party's rights hereunder, to compromise or defend (and control the defense of) such Action. In such case, the Indemnifying Party shall cooperate, at its own expense, with the Indemnified Party and its counsel in the defense against such Action and the Indemnifying Party shall have the right to participate fully, at its own expense, in the defense of such Action. Any compromise or settlement of an Action shall require the prior written consent of both Parties hereunder, such consent not to be unreasonably withheld or delayed.

Acknowledgment. AOL AND ICP EACH ACKNOWLEDGES THAT THE PROVISIONS OF THIS AGREEMENT WERE NEGOTIATED TO REFLECT AN INFORMED, VOLUNTARY ALLOCATION BETWEEN THEM OF ALL RISKS (BOTH KNOWN AND UNKNOWN) ASSOCIATED WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER. THE LIMITATIONS AND DISCLAIMERS RELATED TO WARRANTIES AND LIABILITY CONTAINED IN THIS AGREEMENT ARE INTENDED TO LIMIT THE CIRCUMSTANCES AND EXTENT OF LIABILITY. THE PROVISIONS OF THIS SECTION VI SHALL BE ENFORCEABLE INDEPENDENT OF AND SEVERABLE FROM ANY OTHER ENFORCEABLE OR UNENFORCEABLE PROVISION OF THIS AGREEMENT.

VII. ARBITRATION

(a) The Parties shall act in good faith and use commercially reasonable efforts to promptly resolve any claim, dispute, controversy or disagreement (each a "Dispute") between the Parties or any of their respective subsidiaries, affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby. If the Parties cannot resolve the Dispute within such timeframe, the Dispute shall be submitted to the Management Committee for resolution. For ten (10) days after the Dispute was submitted to the Management Committee, the Management Committee shall have the exclusive right to resolve such Dispute; provided further that the Management Committee shall have the final and exclusive right to resolve Disputes arising from any provision of this Agreement which expressly or implicitly provides for the Parties to reach mutual agreement as to certain terms. If the Management Committee is unable to amicably resolve the Dispute during the ten (10) day period, then the Management Committee will consider in good faith the possibility of retaining a third party mediator to facilitate resolution of the Dispute. In the event the Management Committee elects not to retain a mediator, the Dispute will be subject to the resolution mechanisms described below. "Management Committee" shall mean a committee made up of a senior executive from each of the Parties for the purpose of resolving Disputes under this Section and generally overseeing the relationship between the Parties contemplated by this Agreement. Neither Party shall seek, nor shall be entitled to seek, binding outside resolution of the Dispute unless and until the Parties have been unable to amicably resolve the dispute as set forth in this paragraph (a) and then, only in compliance with the procedures set forth in this Section.

(b) Except for Disputes relating to issues of (i) proprietary rights, including but not limited to intellectual property and confidentiality, and (ii) any provision of this Agreement which expressly or implicitly provides for the Parties to reach mutual agreement as to certain terms (which shall be resolved by the Parties solely and exclusively through amicable resolution as set forth in paragraph (a)), any Dispute not resolved by amicable resolution as set forth in paragraph (a) shall be governed exclusively and finally by arbitration. Such arbitration shall be conducted by the American Arbitration Association ("AAA") in Washington, D.C. and shall be initiated and conducted in accordance with the Commercial Arbitration Rules ("Commercial Rules") of the AAA, including the AAA Supplementary Procedures for Large Complex Commercial Disputes ("Complex Procedures"), as such rules shall be in effect on the date of delivery of a demand for arbitration ("Demand"), except to the extent that such rules are inconsistent with the provisions set forth herein. Notwithstanding the foregoing, the Parties may agree in good faith that the Complex Procedures shall not apply in order to promote the efficient arbitration of Disputes where the nature of the Dispute, including without limitation the amount in controversy, does not justify the application of such procedures.

(c) The arbitration panel shall consist of three arbitrators. Each Party shall name an arbitrator within ten (10) days after the delivery of the Demand. The two arbitrators named by the Parties may have prior relationships with the naming Party, which in a judicial setting would be considered a conflict of interest. The third arbitrator, selected by the first two, shall be a neutral participant, with no prior working relationship with either Party. If the two arbitrators are unable to select a third arbitrator within ten (10) days, a third neutral arbitrator will be appointed by the AAA from the panel of commercial arbitrators of any of the AAA Large and Complex Resolution Programmemes. If a vacancy in the arbitration panel occurs after the hearings have commenced, the remaining arbitrator or arbitrators may not continue with the hearing and determination of the controversy, unless the Parties agree otherwise.

(d) The Federal Arbitration Act, 9 U.S.C. Secs. 1-16, and not state law, shall govern the arbitrability of all Disputes. The arbitrators shall allow such discovery as is appropriate to the purposes of arbitration in accomplishing a fair, speedy and cost-effective resolution of the Disputes. The arbitrators shall reference the Federal Rules of Civil Procedure then in effect in setting the scope and timing of discovery. The Federal Rules of Evidence shall apply in toto. The arbitrators may enter a default decision against any Party who fails to participate in the arbitration proceedings.

(e) The arbitrators shall have the authority to award compensatory damages only. Any award by the arbitrators shall be accompanied by a written opinion setting forth the findings of fact and conclusions of law relied upon in reaching the decision. The award rendered by the arbitrators shall be final, binding and non-appealable, and judgment upon such award may be entered by any court of competent jurisdiction. The Parties agree that the existence, conduct and content of any arbitration shall be kept confidential and no Party shall disclose to any person any information about such arbitration, except as may be required by law or by any governmental authority or for financial reporting purposes in each Party's financial statements.

(f) Each Party shall pay the fees of its own attorneys, expenses of witnesses and all other expenses and costs in connection with the presentation of such Party's case (collectively, "Attorneys' Fees"). The remaining costs of the arbitration, including without limitation, fees of the arbitrators, costs of records or transcripts and administrative fees (collectively, "Arbitration Costs") shall be born equally by the parties. Notwithstanding the foregoing, the arbitrators may modify the allocation of Arbitration Costs and award Attorneys' Fees in those cases where fairness dictates a different allocation of Arbitration Costs between the Parties and an award of Attorneys' Fees to the prevailing Party as determined by the arbitrators.

(g) Any Dispute that is not subject to final resolution by the Management Committee or to arbitration under this Section or law (collectively, "Non-Arbitration

Claims") shall be brought in a court of competent jurisdiction in the Commonwealth of Virginia. Each Party irrevocably consents to the exclusive jurisdiction of the courts of the Commonwealth of Virginia and the federal courts situated in the Commonwealth of Virginia, over any and all Non-Arbitration Claims and any and all actions to enforce such claims or to recover damages or other relief in connection with such claims or to enforce a judgment rendered in an arbitration proceeding.

VIII. MISCELLANEOUS

Auditing Rights. Each Party shall maintain complete, clear and accurate records of all expenses, revenues, fees, transactions and related documentation (including agreements) in connection with the performance of this Agreement ("Records"). All such Records shall be maintained for a minimum of five (5) years following termination of this Agreement. For the sole purpose of ensuring compliance with this Agreement, AOL shall have the right, at its expense, to conduct a reasonable and necessary copying and inspection of portions of the Records of ICP that are directly related to amounts payable to AOL pursuant to this Agreement, which right may, at AOL's option, be exercised by directing an independent certified public accounting firm to conduct such inspection. For the sole purpose of ensuring compliance with this Agreement, ICP shall have the right, at its expense, to direct an independent certified public accounting firm subject to strict confidentiality restrictions to conduct a reasonable and necessary copying and inspection of portions of the Records of AOL that are directly related to amounts payable to ICP pursuant to this Agreement. Any such audit may be conducted after twenty (20) business days prior written notice, subject to the following. Such audits shall not be made more frequently than once every twelve months. No such audit of AOL shall occur during the period beginning on June 1 and ending October 1. In lieu of providing access to its Records as described above, AOL shall be entitled to provide ICP with a report from an independent certified public accounting firm confirming the information to be derived from such Records.

Excuse. Neither Party shall be liable for, or be considered in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of any causes or conditions which are beyond such Party's reasonable control and which such Party is unable to overcome by the exercise of reasonable diligence.

Independent Contractors. The Parties to this Agreement are independent contractors. Neither Party is an agent, representative or partner of the other Party. Neither Party shall have any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other Party. This Agreement shall not be interpreted or construed to create an association, agency, joint venture or partnership between the Parties or to impose any liability attributable to such a relationship upon either Party.

Notice. Any notice, approval, request, authorization, direction or other communication under this Agreement will be given in writing and will be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered by electronic mail on the AOL Network (to screenname "AOLNotice@aol.com" in the case of AOL) or by confirmed facsimile; (ii) on the delivery date if delivered personally to the Party to whom the same is directed;
(iii) one business day after deposit with a commercial overnight carrier, with written verification of receipt; or (iv) five business days after the mailing date, whether or not actually received, if sent by U.S. mail, return receipt requested, postage and charges prepaid, or any other means of rapid mail delivery for which a receipt is available. In the case of AOL, such notice will be provided to both the Senior Vice President for Business Affairs (fax no. 703-265-1206) and the Deputy General Counsel (fax no. 703-265-1105), each at the address of AOL set forth in the first paragraph of this Agreement. In the case of ICP, except as otherwise specified herein, the notice address shall be the address for ICP set forth in the first paragraph of this Agreement, with the other relevant notice information, including the recipient for notice and, as applicable, such recipient's fax number or AOL e-mail address, to be as reasonably identified by AOL.

No Waiver. The failure of either Party to insist upon or enforce strict performance by the other Party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such Party's right to assert or rely upon any such provision or right in that or any other instance; rather, the same shall be and remain in full force and effect.

Return of Information. Upon the expiration or termination of this Agreement, each Party shall, upon the written request of the other Party, return or destroy (at the option of the Party receiving the request) all confidential information, documents, manuals and other materials specified by the other Party.

Survival. Sections IV, V, VI, VII and VIII of this Exhibit C, shall survive the completion, expiration, termination or cancellation of this Agreement. In addition, all payment terms of this Agreement and any provision that expressly states that it shall survive or which, by its nature, must survive the completion, expiration, termination or cancellation of this Agreement, shall survive the completion, expiration, termination or cancellation of this Agreement.

Entire Agreement. This Agreement sets forth the entire agreement and supersedes any and all prior agreements of the Parties with respect to the transactions set forth herein. Neither Party shall be bound by, and each Party specifically objects to, any term, condition or other provision which is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) and which is proffered by the other Party in any correspondence or other document, unless the Party to be bound thereby specifically agrees to such provision in writing.

Amendment. No change, amendment or modification of any provision of this Agreement shall be valid unless set forth in a written instrument signed by the Party subject to enforcement of such amendment.

Further Assurances. Each Party shall take such action (including, but not limited to, the execution, acknowledgment and delivery of documents) as may reasonably be requested by the other Party for the implementation or continuing performance of this Agreement.

Assignment. ICP shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of AOL. Assumption of this Agreement by any successor to ICP (including, without limitation, by way of merger, consolidation or sale of all or substantially all of ICP's stock or assets) shall be subject to AOL's prior written approval. Further, AOL shall have the right to terminate this Agreement upon written notice to ICP in the event of (i) any Change of Control of ICP or other transaction, in either case which results in ICP controlling, being controlled by, or being under common control with, an Interactive Service, or (ii) any Change of Control of AOL. Subject to the foregoing, this Agreement shall be fully binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns.

Subcontractors. To the extent ICP desires to utilize consultants or subcontractors to perform a material portion of its obligations under this Agreement, utilization of such consultants and/or subcontractors shall be subject to AOL's prior written approval and ICP shall provide AOL with direct contact information for the employees of such consultants and/or subcontractors who are responsible for performing such obligations, which employees shall be available during business hours for consultation with AOL. ICP shall be responsible for ensuring that all consultants and subcontractors comply with this Agreement and ICP shall be liable for any breaches of this Agreement caused by any consultant or subcontractor.

Construction; Severability. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the Parties to this Agreement, (i) such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and (ii) the remaining terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect.

Remedies. Except where otherwise specified, the rights and remedies granted to a Party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies which the Party may possess at law or in equity.

Applicable Law. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the Commonwealth of Virginia except for its conflicts of laws principles.

Export Controls. Both parties shall adhere to all applicable laws, regulations and rules relating to the export of technical data and shall not export or re-export any technical data, any products received from the other Party or the direct product of such technical data to any proscribed country listed in such applicable laws, regulations and rules unless properly authorized.

Headings. The captions and headings used in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. Signatures sent by facsimile shall be deemed original signatures.

                                    EXHIBIT D
                                 Payment Terms*

Year 2000
- ---------

11/23/00          $500,000.00
12/15/00          $500,000.00

YEAR 2001
- ---------
1/1/01            $231,687.50
1/15/01           $231,687.50
2/1/01            $231,687.50
2/15/01           $231,687.50
3/1/01            $231,687.50
3/15/01           $231,687.50
4/1/01            $452,848.68
5/1/01            $452,848.68
6/1/01            $452,848.68
7/1/01            $452,848.68
8/1/01            $452,848.68
9/1/01            $452,848.68
10/1/01           $452,848.68
11/1/01           $452,848.68
12/1/01           $452,848.68
YEAR 2002
- ---------
1/1/02            $452,848.68
2/1/02            $452,848.68
3/1/02            $452,848.68
4/1/02            $452,848.68
5/1/02            $452,848.68
6/1/02            $452,848.68
7/1/02            $452,848.68
8/1/02            $452,848.68
9/1/02            $452,848.68
10/1/02           $378,598.68

Total Payments = $10,921,000
*     This payment schedule is subject to the acceleration terms in Section 1.9.


                                       21                           CONFIDENTIAL

                                    EXHIBIT E

                          TECHNICAL OPERATING STANDARDS


1. Customized Site Infrastructure. ICP will be responsible for all communications, hosting and connectivity costs and expenses associated with the Customized Site. ICP will provide all hardware, software, telecommunications lines and other infrastructure necessary to meet traffic demands on the Customized Site from the AOL Network. ICP will design and implement the network between the AOL Service and Customized Site such that
     (i) no single component failure over which ICP exercises control will have a materially adverse impact on AOL Members seeking to reach the Customized Site from the AOL Network and (ii) no single line under material control by ICP will run at more than 70% average utilization for a 5-minute peak in a daily period. In the event that ICP elects to create a custom version of the Customized Site in order to comply with the terms of this Agreement, ICP will bear responsibility for all aspects of the implementation, management and cost of such customized site.

2. Optimization; Speed. ICP will use commercially reasonable efforts to ensure that: (a) the functionality and features within the Customized Site are optimized for the client software then in use by AOL Members; and (b) the Customized Site is designed and populated in a manner that minimizes delays when AOL Members attempt to access such site. At a minimum, ICP will ensure that the Customized Site's data transfers initiate within fewer than fifteen (15) seconds on average. Prior to commercial launch of any material promotions described herein, ICP will permit AOL to conduct performance and browser compatibility testing of the Customized Site (in person or through remote communications), with such commercial launch not to commence until such time as AOL is reasonably satisfied with the results of any such testing.

3. User Interface. ICP will maintain a graphical user interface within the Customized Site that is competitive in all material respects with interfaces of other similar sites based on similar form technology. AOL reserves the right to review and approve the user interface and site design prior to launch of the Placements and to conduct focus group testing to assess compliance with respect to such consultation and with respect to ICP's compliance with the preceding sentence.

4. Technical Problems. ICP agrees to use commercially reasonable efforts to address material technical problems (over which ICP exercises control) affecting use by AOL Members of the Customized Site (an "ICP Technical Problem") promptly following notice thereof. In the event that ICP is unable to promptly resolve an ICP Technical Problem following notice thereof from AOL (including, without limitation, infrastructure deficiencies producing user delays), AOL will have the right to regulate the promotions it provides to ICP hereunder until such time as ICP corrects the ICP Technical Problem at issue.

5. Monitoring. ICP will ensure that the performance and availability of the Customized Site is monitored on a continuous (24 X 7) basis. ICP will provide AOL with contact information (including e-mail, phone, pager and fax information, as applicable, for both during and after business hours) for ICP's principal business and technical representatives, for use in cases when issues or problems arise with respect to the Customized Site.

6. Telecommunications. Where applicable the ICP will utilize encryption methodology to secure data communications between the Parties' data centers. The network between the Parties will be configured such that no single component failure will significantly impact AOL Users. The network will be sized such that no single line over which the ICP has material control runs at more than 70% average utilization for a 5-minute peak in a daily period.

7. Security. ICP will utilize Internet standard encryption technologies (e.g., Secure Socket Layer - SSL) to provide a secure environment for conducting transactions and/or transferring private member information (e.g. credit card numbers, banking/financial information, and member address information) to and from the Customized Site. ICP will facilitate periodic reviews of the Customized Site by AOL in order to evaluate the security risks of such site. ICP will promptly remedy any security risks or breaches of security as may be identified by AOL's Operations Security team.

8.   Technical Performance.
     i. ICP will design the Customized Site to support the AOL-Client embedded versions of the Microsoft Internet Explorer 4.XX and 5.XX browsers (Windows and Macintosh), the Netscape Browser 4.XX and make commercially reasonable efforts to support all other AOL browsers listed at: "http://webmaster.info.aol.com."


                                       22                           CONFIDENTIAL

     ii. To the extent ICP creates customized pages on the Customized Site for AOL Members, ICP shall develop and employ a methodology to detect AOL Members (e.g., examine the HTTP User-Agent field in order to identify the "AOL Member-Agents" listed at: http://webmaster. info.aol.com and referenced under the heading "Browser Detection."
     iii. ICP will periodically review the technical information made available by AOL at http://webmaster.info.aol.com.
     iv. ICP will design its site to support HTTP 1.0 or 1.1 as defined in RFC 1945 and to adhere to AOL's parameters for refreshing or preventing the caching of information in AOL's proxy system as outlined in the document provided at the following URL: http://webmaster.info.aol.com. ICP is responsible for the manipulation of these parameters in web based objects so as allow them to be cached or not cached as outlined in RFC 1945.
     v. Prior to releasing material, new functionality or features through the Customized Site ("New Functionality"), ICP will use commercially reasonable efforts to either (i) test the New Functionality to confirm its compatibility with AOL Service client software and (ii) provide AOL with written notice of the New Functionality so that AOL can perform tests of the New Functionality to confirm its compatibility with the AOL Service client software. Should any new material, new functionality or features through the Customized Site be released without notification to AOL, AOL will not be responsible for any adverse member experience until such time that compatibility tests can be performed and the new material, functionality or features qualified for the AOL Service.

9. AOL Internet Services Partner Support. AOL will provide ICP with access to the standard online resources, standards and guidelines documentation, technical phone support, monitoring and after-hours assistance that AOL makes generally available to similarly situated web-based partners. AOL support will not, in any case, be involved with content creation on behalf of ICP. Support to be provided by AOL is contingent on ICP providing to AOL demo account information (where applicable), a detailed description of the Customized Site's software, hardware and network architecture and access to the Customized Site for purposes of such performance and the coordination load testing as AOL elects to conduct.

10. Customized Programming. The terms and conditions of this Exhibit applicable to the Customized Site shall apply equally to any Customized Programming that is (a) programmememed in HTML or (b) web-based.



                                       23                           CONFIDENTIAL

                                    EXHIBIT F
                                    ---------
                               Keyword Guidelines
                               ------------------


PRINT/GRAPHIC
o   Required treatment:    (AOL Triangle appears) America Online Keyword: eDiets
                                                 or
                                 America Online Keyword: eDiets

o    America Online must be spelled out
o Capitalization - listing shall appear in initial caps only Note: K of Keyword must always be capitalized
o    Font, Font style and Size must all be consistent
o Listing size must be of equal prominence to that of any/all other URLs featured
o    Equal prominence applies to size, voice-over support and length of listings
o    Listings must be no less than 1/4 inch in height

TELEVISION/RADIO

o    "America Online Keyword" must be announced fully

     Example voiceover would read:
       "For more information, please visit America Online Keyword: eDiets"

o    Television listing must represent at least 28 scan lines
o    Radio mention must be at least :03 in length

                 o     AOL must approve all uses prior to usage
                       ----------------------------------------


                              Logo Usage Guidelines

Not Allowed
>    No color gradients
>    No "filled" icons (must be solid)
>    No different colors for triangle and the copy (must be all the same color)
>    No words/copy on top of the logo or triangle
>    No script writing of "America Online" used alone without triangle
> No adaptations of the icon or logo (i.e., don't turn it into a mountain or Xmas tree)
> No America Online or AOL in all lower case letters (either use initial caps. or all caps.)
>    No turning logo on its side, upside down, etc.
>    No changing the proportion of the logo
>    No "deforming" the logo (stretching it out or making it "skinny")
>    No giving the logo structural dimension or "blurring" the logo
> No reconfiguring the elements logo (i.e., don't put "America" on the left of the triangle & "Online" on the right)

Registration marks
- ------------------
> Must have small registration marks ((R)) at the right-hand tip of the triangle and at the tip of the "e" in "Online"

Approved Colors:
- ----------------

>    black
>    (reversed-out) white
>    PMS 534 blue (NOTE: this is AOL's corporate color)
>    PMS 286 blue


                                       24                           CONFIDENTIAL

>    Reflex blue
>    PMS 123 yellow
>    PMS 2617 purple
     NOTE: the entire logo (triangle and type) must always be 100% of the same color


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                                    EXHIBIT G

                            INTENTIONALLY LEFT BLANK

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                                    EXHIBIT H
                                    ---------
                                CO-BRANDING SPECS
                                -----------------

1) AOL Service Co-Branding Specs:


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2) NETSCAPE PARTNER CO-BRANDING REQUIREMENTS

     NSCP partner co-branding guidelines are as follows:

NSCP header consists of the following sets of required elements:

o Netscape 6.0: 1.Netscape lockup / 2.Global Utility Bar / 3.Banner Advertisement /4.Navigation path or breadcrumb / 5.Page Title / 6.Channel Drop Down Menu


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                NETSCAPE CO-BRANDING SPECS--Linked Content Pages

                                       Pa



The Netscape 6.0 header consists of the following required elements:

1.   Netscape lockup
2.   Global Utility Bar
3. Banner Advertisement (either partner or Netscape inventory, as set forth in Advertising section)
4.   Navigation path or breadcrumb
5.   Page Title
6.   Channel drop down menu

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                                  DEFINITIONS
                                  -----------
o Breadcrumb. Navigational element included in all C-Frames and Headers which demonstrates the click path the user has traveled to get to that particular page. Appears above the page title (ie. You are here: Home > Entertainment > Movies > Review). The NSCP breadcrumb will be the only breadcrumb allowed on partner pages. Double bread crumbing (using the NSCP breadcrumb and a partner breadcrumb) is confusing and does not accurately detail where the user has come from.
o Center Column. Also know as main content area or content well. Serves as the home for the bulk of partner content.
o
o Channel Index. Top level Netcenter topical pages that link off the homepage and serve as an umbrella for relevant categorical Department pages. Usually hosted and produced by Netscape.
o Co-branded Domain. All pages linked to via partnership must reside on the partner's server at a co-branded Web address or domain (i.e. Partner.netscape.com)
o Customized version of web site. Co-branded web site will be a customized version of the Partner's public site. It may be identical to the Partner's public site, but may be edited to strip out or include certain elements, Programming and functionality as mutually agreed.
o Department. Areas of content divided into sub-categories relevant to the Channel Index. Departments are linked from the Channel Index in the left rail (column) navigation portion of the C-Frame. Unless the partner is exclusive, Departments are usually hosted and produced by Netscape.
o Feature. Area of partner content on a NSCP Channel or Department page that usually consists of a text link, blurb and image. Resides in the center column in a content block.
o Footer. Resides below partner content at bottom of page. It is designed to provide easy access to Netscape help and create consistency for users so they can quickly navigate the site. Netscape provides the code to partners. For design specification details refer to: http://proto.mcom.com:888/nc21/html. [ID: partner; Password: c0nt3nt]
> Header. The header is designed to provide easy access to common utilities and create consistency for users so they can quickly navigate the site. Netscape provides the browser-appropriate code to partners. For design specification details refer to: http://proto.mcom.com:888/nc21/html. [ID: partner; Password: c0nt3nt]. The Netscape 6.0 header consists of the following required elements: 1.Netscape Netcenter lockup / 2.Global Utility Bar / 3.Banner Advertisement /4.Navigation path or breadcrumb / 5.Page Title / 6.Channel drop down menu.
o Hosting. Refers to the server on which the content lives. Netscape usually hosts Channel Index and Department level pages, while partners host all other co-branded content. If the partner has "exclusive" status with regard to a particular Department, they would host that page.
o Left Rail. Area on C-Framed pages which sits to the left of the main content area and contains links to Department pages, Chat, Search Categories and other main elements of Netscape navigation.
o Navigation. Refers to how the user gets from one area to another within the Netscape or partner customized site. On Channel Index and Department pages, the navigational element is contained within the left rail. On partner hosted pages, the Header/Footer acts as the navigational element.
o Page title. The name of the page the user is viewing. Included in all C-Frames and Headers. Partner logo. Appears either beside content in center column or aligned with the page title, depending on deal type. Logo is an image created by partner and must conform to Netscape design specifications. For design specification details refer to: http://proto.mcom.com:888/nc21/html. [ID: partner; Password: c0nt3nt]
o Partner produced. Co-branded pages, which live on the partner's server, will be created and maintained by the partner.
o Right rail. Area on Netscape Channel and Department pages which sits to the right of the main content area. Usually contains two tile ads, tools and text links.
o Search Categories. Area contained in the left rail reserved for Channel-related Netscape search directory links.
o Text branding. Instead of a logo, Netscape reserves the right to use text branding in right rail placements and in certain instances the center column.
o Text Link. A link to partner content that stands alone in the right column or along with features in the center column. Usually not branded.
o Utility/Widget/Tool. Refers to polls, search fields, pull down menus and any script-based code or interactive tool which provides results pages. Typically, utility code and results pages are created and provided by partner.


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4) CompuServe Co-Branding Specs:


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